EXHIBIT 10.30

U.S.$ 850,000,000

FIVE YEAR REVOLVING CREDIT AGREEMENT

Dated as of December 16, 2005

Among

KBR HOLDINGS, LLC

as Borrower,

THE ISSUING BANKS NAMED HEREIN

as Issuing Banks,

THE BANKS NAMED HEREIN

as Banks,

CITIBANK, N.A.

as Paying Agent and Co-Administrative Agent,

HSBC BANK USA, NATIONAL ASSOCIATION

as Co-Administrative Agent,

UBS SECURITIES LLC

as Syndication Agent,

and

THE ROYAL BANK OF SCOTLAND PLC,

SUMITOMO MITSUI BANKING CORPORATION

as Co-Documentation Agents

Co-Lead Arrangers:

CITIGROUP GLOBAL MARKETS INC.,

HSBC SECURITIES (USA) INC.

and

UBS SECURITIES LLC

TABLE OF CONTENTS

Page
Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms.............................................................................................................................................................	1
Section 1.02 Computation of Time Periods.................................................................................................................................................	18
Section 1.03 Accounting Terms; GAAP.....................................................................................................................................................	18
Section 1.04 Miscellaneous...........................................................................................................................................................................	19
Section 1.05 Ratings.......................................................................................................................................................................................	19

Article II
AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

Section 2.01 The Revolving Credit Advances...........................................................................................................................................	19
Section 2.02 Making the Revolving Credit Advances..............................................................................................................................	20
Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.........................................................................	21
Section 2.04 Fees............................................................................................................................................................................................	23
Section 2.05 Reduction of Commitments.....................................................................................................................................................	23
Section 2.06 Repayment of Advances; Required Cash Collateral...........................................................................................................	23
Section 2.07 Interest.......................................................................................................................................................................................	25
Section 2.08 Additional Interest on Eurodollar Rate Advances..............................................................................................................	26
Section 2.09 Interest Rate Determination....................................................................................................................................................	26
Section 2.10 Optional Prepayments.............................................................................................................................................................	27
Section 2.11 Payments and Computations..................................................................................................................................................	28
Section 2.12 Increased Costs and Capital Requirements..........................................................................................................................	29
Section 2.13 Taxes..........................................................................................................................................................................................	30
Section 2.14 Sharing of Payments, Etc........................................................................................................................................................	33
Section 2.15 Illegality.....................................................................................................................................................................................	33
Section 2.16 Conversion of Advances........................................................................................................................................................	34
Section 2.17 Replacement or Removal of Bank..........................................................................................................................................	35
Section 2.18 Evidence of Indebtedness......................................................................................................................................................	35
Section 2.19 Increase in the Aggregate Revolving Credit Commitments; Increase in
Letter of Credit Commitment...................................................................................................................................................	36

Article III
CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Effectiveness................................................................................................................................	37
Section 3.02 Conditions Precedent to Each Revolving Credit Advance, Each
Commitment Increase and Each Issuance, Renewal, Amendment, Increase
and Extension of Each Letter of Credit.................................................................................................................................	40
Section 3.03 Determinations Under Section 3.01.......................................................................................................................................	40

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower..............................................................................................................	41

Article V
COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants............................................................................................................................................................	45
Section 5.02 Negative Covenants................................................................................................................................................................	50
Section 5.03 Financial Covenants................................................................................................................................................................	58
Section 5.04 Pre-IPO Repositioning Exclusion...........................................................................................................................................	59

Article VI
EVENTS OF DEFAULT

Section 6.01 Events of Default......................................................................................................................................................................	59
Section 6.02 Actions in Respect of the Letters of Credit upon Default.................................................................................................	62

Article VII
THE AGENT

Section 7.01 Authorization and Action.......................................................................................................................................................	62
Section 7.02 Agent’s Reliance, Etc..............................................................................................................................................................	62
Section 7.03 The Agent and its Affiliates...................................................................................................................................................	63
Section 7.04 Bank Credit Decision...............................................................................................................................................................	63
Section 7.05 Indemnification.........................................................................................................................................................................	63
Section 7.06 Successor Agent......................................................................................................................................................................	64
Section 7.07 Co-Lead Arrangers, Co-Administrative Agents, Syndication Agent,
Co-Documentation Agents....................................................................................................................................................	64

Article VIII
MISCELLANEOUS

Section 8.01 Amendments, Etc.....................................................................................................................................................................	64
Section 8.02 Notices, Etc...............................................................................................................................................................................	65
Section 8.03 No Waiver; Remedies..............................................................................................................................................................	67
Section 8.04 Expenses and Taxes; Compensation.....................................................................................................................................	67
Section 8.05 Right of Set-Off.........................................................................................................................................................................	68
Section 8.06 Limitation and Adjustment of Interest..................................................................................................................................	69
Section 8.07 Binding Effect...........................................................................................................................................................................	69
Section 8.08 Assignments and Participations............................................................................................................................................	70
Section 8.09 No Liability of Issuing Banks.................................................................................................................................................	72
Section 8.10 Execution in Counterparts.......................................................................................................................................................	72
Section 8.11 Judgment...................................................................................................................................................................................	72
Section 8.12 Governing Law..........................................................................................................................................................................	73
Section 8.13 Jurisdiction; Damages.............................................................................................................................................................	73
Section 8.14 Confidentiality..........................................................................................................................................................................	74
Section 8.15 Patriot Act Notice.....................................................................................................................................................................	74
Section 8.16 Waiver of Jury Trial.................................................................................................................................................................	74

SCHEDULES

Schedule I - Commitments
Schedule II - Bank Information
Schedule III - Subsidiary Guarantors
Schedule 4.01(b) - Loan Parties
Schedule 4.01(i) - Disclosed Litigation
Schedule5.02(a)(i) - Existing Liens
Schedule 5.02(b)(ii) - Existing Debt

EXHIBITS

Exhibit A - Form of Note
Exhibit B-1 - Form of Notice of Revolving Credit Borrowing
Exhibit B-2 - Form of Notice of Issuance and Application for Letter of Credit
Exhibit C-1 - Form of Opinion of James H. Lehmann
Exhibit C-2 - Form of Opinion of Bruce A. Metzinger
Exhibit C-3 - Form of Opinion of Baker Botts, LLP as Counsel to the Borrower
Exhibit D - Form of Guarantee
Exhibit E - Form of Assignment and Acceptance
Exhibit F - Form of Subordination Agreement
Exhibit G - Form of Halliburton Cash Management Note
Exhibit H - Form of Indemnity Agreement
Exhibit I - Form of KBR Cash Management Note

FIVE YEAR REVOLVING CREDIT AGREEMENT

Dated as of December 16, 2005

KBR Holdings, LLC, a Delaware limited liability company (the “Borrower”), the lenders party hereto and Citibank, N.A., a national banking association (“Citibank”), as Paying Agent hereunder, agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01   Certain Defined Terms. As used in this Agreement, the terms “Borrower” and “Citibank” shall have the meanings set forth above and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance under Section 2.01 or a Letter of Credit Advance under Section 2.03 and refers to a Base Rate Advance or a Eurodollar Rate Advance (each, a “Type” of Advance).

“Affected Bank” has the meaning specified in Section 2.15.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or any Subsidiary of such Person.

“Agent” means Citibank in its capacity as Paying Agent pursuant to Article VII and any successor in such capacity pursuant to Section 7.06.

“Agent’s Account” means the account of the Agent maintained by the Agent with Citibank at its office at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Account No. 36852248, Attention: Halliburton Account Officer, or such other account as the Agent shall specify in writing to the Banks.

“Agent Parties” has the meaning specified in Section 8.02(b).

“Agreement” means this Five Year Revolving Credit Agreement dated as of the date hereof among the Borrower, the Banks and the Agent, as amended from time to time in accordance with the terms hereof.

“Applicable Commitment Fee Rate” has the meaning specified in Annex A hereto.

“Applicable Lending Office” means, with respect to each Bank, (i) in the case of a Base Rate Advance, such Bank’s Domestic Lending Office, and (ii) in the case of a Eurodollar Rate Advance, such Bank’s Eurodollar Lending Office.

“Applicable Margin” has the meaning specified in Annex A hereto.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit E.

“Assuming Lender” has the meaning specified in Section 2.19.

“Assumption Agreement” has the meaning specified in Section 2.19.

“Available Amount” of any Letter of Credit means, at any time, the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit at such time as set forth in Section 2.01(b) (assuming compliance at such time with all conditions to drawing).

“Banks” means the Issuing Banks and the other banks and other financial institutions party hereto from time to time as lenders, including each Eligible Assignee that becomes a party hereto pursuant to Section 8.08(a), (b) and (d).

“Barracuda-Caratinga Guaranteed Debt” has the meaning specified in the Subordination Agreement.

“Barracuda-Caratinga L/C” means each of the following: Standby Letters of Credit No. B2483 in a principal amount of $1,139,303.70, No. 96143/80085 in a principal amount of $3,128,674.90, No. S842511 in a principal amount of $11,826,120.00, No. S825023 in a principal amount of $259,400,000.00, No. 96130/80085 in a principal amount of $5,877,227.50 and No. S331669 in a principal amount of $107,341,282.35, which Standby Letters of Credit have an aggregate principal amount of $388,712,608.45 (as each of the same may be amended, restated, modified, supplemented or replaced from time to time) issued by ABN AMRO Bank NV, Bank of Nova Scotia, Lloyds TSB Bank Plc, The Royal Bank of Scotland Plc and HSBC Bank USA (or any of their respective assigns or successors) for the account of the Borrower or a Subsidiary of the Borrower in respect of the Barracuda-Caratinga Project and irrevocably and unconditionally guaranteed by, or the direct obligation of, the Parent.

“Barracuda-Caratinga Losses” means any cash losses in respect of the Barracuda-Caratinga Project relating to or arising from any accounting charges arising from, or in connection with, the disclosure regarding bolts made in Note 2 of the Notes to Condensed Consolidated Financial Statements in Form 10-Q of the Parent for the quarterly period ended September 30, 2005 filed with the Securities and Exchange Commission.

“Barracuda-Caratinga Project” means the development, engineering, procurement, construction, operation and maintenance of an offshore oil field FPSO project in Brazil by certain of the Parent’s Subsidiaries and Petrobras S.A.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a)  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b)  the sum (adjusted to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, to the next higher 1/8 of 1%) of (i) ½ of one percent per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

(c)  the sum of ½ of one percent per annum plus the Federal Funds Rate in effect from time to time.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.07(a).

“Borrowing” means a borrowing consisting of Advances of the same Type made on the same day by the Banks pursuant to Section 2.01 and, if such Advances are Eurodollar Rate Advances, having Interest Periods of the same duration.

“Borrowing Sublimit” means an amount equal to $850,000,000 available to the Borrower for Revolving Credit Advances, as the same may be reduced pursuant to Section 2.05(b); provided that the Borrowing Sublimit shall not be applicable to any Revolving Credit Advances with respect to which the proceeds therefrom are used to repay any Letter of Credit Advance pursuant to Section 2.06(c). The Borrowing Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings in Dollar deposits are carried on in the London interbank market

“Capital Expenditures” means, for any period, all expenditures made, directly or indirectly, by the Borrower or any of its consolidated Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower or have a useful life of more than one year.

“Cash Equivalents” means

             (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

               (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s;

               (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

               (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Bank or by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia or any foreign country recognized by the United States that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 (or the foreign currency equivalent thereof) and (c) has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

               (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above; and

              (f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

              (g) substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Co-Administrative Agents” means Citibank and HSBC Bank, solely in their capacities as co-administrative agents under the Agreement.

“Co-Documentation Agents” means The Royal Bank of Scotland Plc and Sumitomo Mitsui Banking Corporation, solely in their capacities as co-documentation agents under the Agreement.

“Co-Lead Arrangers” means Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and UBS Securities LLC.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

“Commercial Letter of Credit” means a letter of credit qualifying as a “commercial letter of credit” under 12 C.F.R. Part 3, Appendix A, Section 3(b)(3)(i) or any successor U.S. Comptroller of the Currency regulation.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.19.

“Commitment Fee” has the meaning specified in Section 2.04(a).

“Commitment Increase” has the meaning specified in Section 2.19.

“Communications” has the meaning specified in Section 8.02(b).

“Consolidated Debt” means at any time (i) the Indebtedness of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis as of such time, determined in accordance with GAAP (excluding (x) Project Financing and Permitted Non-Recourse Indebtedness and (y) at the time of determination, the aggregate outstanding principal amount of any Subordinated Debt to the extent of the aggregate outstanding principal amount of any Halliburton Cash Management Note) minus (ii) Unrestricted Cash.

“Consolidated Debt to Total Consolidated Capitalization Ratio” means, as of any date of calculation, the ratio of the Borrower’s Consolidated Debt outstanding on such date to the sum of (i) Consolidated Debt and (ii) Consolidated Net Worth outstanding on such date; provided, however, no amounts attributable to Project Finance Subsidiaries shall be included in the calculation of Consolidated Debt to Total Consolidated Capitalization Ratio.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis as of such time (excluding treasury stock but including minority interests), determined in accordance with GAAP (excluding from such calculation (i) charges to the extent indemnified or required to be indemnified pursuant to the Indemnity Agreement or in respect of which a subordinated loan or a capital contribution is or will be required to be made pursuant to the Subordination Agreement and (ii) any such indemnification, subordinated loan or capital contribution).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09, 2.15 or 2.16.

“Default” means any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Litigation” has the meaning specified in Section 4.01(i).

“Dollar Equivalent” means, on any date, (i) in relation to an amount denominated in a currency other than Dollars, the equivalent in Dollars determined by using the quoted spot rate at which the Agent’s principal office in London offers to exchange Dollars for such currency in London prior to 4:00 P.M. (London time) on such date and (ii) in relation to an amount denominated in Dollars, such amount.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto, in the Assignment and Acceptance pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of a state of the United States or the District of Columbia.

“EBITDA” means, for any period, (a) the sum, determined on a consolidated basis, of (i) net income (or net loss), (ii) interest expense, including commissions and fees incurred in respect of letters of credit, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) minority interest in income of Subsidiaries, (vii) charges related to restructuring, asset impairment or other extraordinary items, (viii) charges indemnified or required to be indemnified pursuant to the Indemnity Agreement or in respect of which a subordinated loan or a capital contribution is or will be required to be made pursuant to the Subordination Agreement, minus (b) cash payments related to restructuring, asset impairment or other extraordinary items to the extent previously included in the computation of EBITDA pursuant to clause (a)(vii) of this definition (except to the extent indemnified or required to be indemnified pursuant to the Indemnity Agreement or in respect of which a subordinated loan or a capital contribution is or will be required to be made pursuant to the Subordination Agreement), in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period (excluding any Project Finance Subsidiary); provided however that with respect to any Project Finance Subsidiary, any cash distribution made by such Project Finance Subsidiary to the Borrower or any Subsidiary of the Borrower (other than any Project Finance Subsidiary) to the extent not previously included in the equity and earnings of such Person shall be included for purposes of calculation of EBITDA.

“Effective Date” means has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) any Bank, (ii) any Affiliate of any Bank and (iii) with the consent of the Agent (which consent shall not be unreasonably withheld) and, so long as no Event of Default under Section 6.01(a) or 6.01(e) shall have occurred and be continuing, the Borrower (which consent shall not be unreasonably withheld), any other Person not covered by clause (i) or (ii) of this definition; provided, however, that neither any Relevant Party nor any Affiliate of any Relevant Party shall be an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414(a) or (b) of the Code, and, for purposes of Section 412 of the Code, Section 414(m) of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto, in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such rate per annum is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank’s Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period).

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Bank for any Interest Period for all Eurodollar Rate Advances comprising part of the same borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Debt” has the meaning specified in Section 5.02(b)(ii).

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereof.

“FIN 46” means FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” published January 2003 by the Financial Accounting Standards Board, as the same may be amended from time to time.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus Capital Expenditures plus the net cash proceeds of any fixed assets sold in the ordinary course of business during such period to (b) the sum of (i) interest payable on, and amortization of debt discount in respect of, all Indebtedness, plus (ii) principal amounts of all Indebtedness due and payable, if any, plus (iii) commissions and fees incurred in respect of letters of credit, in each case, of or by the Borrower and its Subsidiaries for or during such period; provided, however, no amounts attributable to Project Finance Subsidiaries and Permitted Non-Recourse Indebtedness shall be included in the calculation of Fixed Charge Coverage Ratio.

“Foreign Currency” means any lawful currency (other than Dollars) that is freely transferable or convertible into Dollars.

“G&I Business Unit” means the Government & Infrastructure Business Unit of the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, joint venture, joint stock company, or limited liability company.

“Government Working Capital Reduction” means any amount by which any working capital of the Borrower and the Subsidiaries of the Borrower pursuant to the GWC Contracts is less than the level certified pursuant to Section 3.01(b)(viii), which working capital shall be determined using the same methodology as used in the officer’s certificate delivered pursuant to Section 3.01(b)(viii).

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantee” means the guarantee of the Subsidiary Guarantors substantially in the form of Exhibit D, together with each other guarantee and guarantee supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“GWC Contracts” means Restore Iraqi Oil Contract No. DACA63-03-D-C005, Project and Contracting Office Contract No. W9126G-04-D-0001 and Logistics Civil Augmentation Program (Logcap) Support Contract No. DAAA09-02-D-0007, including any related subcontracts.

“Halliburton Cash Management Note” shall mean the demand promissory note made by the Parent or, to the extent that HESI, at the time such demand promissory note is made and during the term thereof, continues to engage in substantially the same or similar business activities as of the date hereof, HESI, in favor of Borrower, substantially in the form of Exhibit G.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Obligation” means an Obligation of the Borrower or a Subsidiary entered into in the ordinary course of business pursuant to an interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other hedging agreement.

“HESI” means Halliburton Energy Services, Inc., a Delaware corporation.

“HSBC Bank” means HSBC Bank USA, National Association, a national banking association.

“Increase Date” has the meaning specified in Section 2.19.

“Increasing Lender” has the meaning specified in Section 2.19.

“Indebtedness” means, for any Person, (a) its liabilities for borrowed money including, with respect to the Borrower, the Intercompany Note and the KBR Cash Management Note, or the deferred purchase price of property or services (other than current accounts and salaries payable or accrued in the ordinary course of business), (b) Obligations of such Person for borrowed money evidenced by bonds, debentures, notes or other similar instruments, (c) all Obligations of such Person under acceptance, letter of credit or similar facilities including, with respect to the Borrower and its Subsidiaries, Other Guaranteed L/C Debt, (d) all Indebtedness of others the payment, purchase or other acquisition or Obligation of which such Person has assumed, or the payment, purchase or other acquisition or Obligation of which such Person has otherwise become directly or contingently liable for, (e) leases required to be capitalized, each determined in accordance with GAAP, (f) all indebtedness referred to in clauses (a) through (e) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (other than a pledge by the Borrower or any Subsidiary permitted by Section 5.02(a)(vii) and (viii)) (provided that, for purposes of determining the amount of Indebtedness of the type described in this clause, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness); provided that for the avoidance of doubt, Indebtedness shall not include (i) the Obligations under letter of credit reimbursement agreements with respect to (x) fifty percent (50%) of the face amount of any Performance Letters of Credit and (y) one hundred percent (100%) of the face amount of any Commercial Letters of Credit, in each case, so long as such letters of credit remain undrawn, (ii) the Obligations of the Borrower and the Subsidiaries of the Borrower under letters of credit, acceptances and bank guarantees issued on account of the Borrower and such Subsidiaries to the extent that the Obligations of the Borrower or such Subsidiary thereunder are irrevocably and unconditionally guaranteed or collateralized with cash or cash equivalents by the Parent, (iii) Hedging Obligations, and (iv) letters of credit, acceptances and bank guarantees to the extent collateralized with cash and/or cash equivalents. For the avoidance of doubt, where one letter of credit, acceptance or bank guarantee is issued for the account of the Borrower or one of its Subsidiaries and which supports another letter of credit, acceptance or bank guarantee of the Borrower or such Subsidiary, the related Indebtedness shall only be included once.

“Indemnity Agreement” means the indemnity agreement among the Parent and the Banks, substantially in the form of Exhibit H.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(c).

“Initial Extension of Credit” means the earlier to occur of the initial Revolving Credit Borrowing and the initial issuance of a Letter of Credit hereunder.

“Intercompany Note” means that certain existing intercompany note made by the Borrower to HESI in an amount not to exceed $774,000,000.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the Borrower and each of the Banks may agree to for such Interest Period), in each case as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the Borrower and the Banks may agree to for such Interest Period), select; provided, however, that:

(i)  Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(ii)  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii)  any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(iv)  the Borrower may not select an Interest Period for any Advance if the last day of such Interest Period would be later than the date on which the Advances are then payable in full or if any Event of Default under Section 6.01(a) shall have occurred and be continuing at the time of selection.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (c) or (d) of the definition of “Indebtedness” in respect of such Person.

“Issuing Bank” means each of (a) Citibank, HSBC Bank, Sumitomo Mitsui Banking Corporation, The Royal Bank of Scotland Plc, Standard Chartered Bank and Lloyds TSB Bank Plc, in their capacities as initial issuing banks, (b) any other Bank that, by written agreement with the Borrower (and with the consent of the Agent not to be unreasonably withheld), agrees to be an Issuing Bank, and (c) any Eligible Assignee to which a Letter of Credit Commitment has been assigned pursuant to Section 8.08 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all the obligations that by the terms of the Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register), for so long as such initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment. An Issuing Bank may, with the prior consent of the Borrower (not to be unreasonably withheld), arrange for one or more Letters of Credit to be issued by an Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate solely with respect to such Letters of Credit issued by such Affiliate; provided that such designation shall not result in or grant to such Affiliate the status or rights of a Bank pursuant to this Agreement.

“Joint Venture Debt” has the meaning specified in Section 5.02(a)(viii).

“JV Subsidiary” means each Subsidiary of the Borrower (a) that, at any time, directly holds an Equity Interest in any joint venture (not a Subsidiary) and (b) that has no other material assets.

“KBR Cash Management Note” shall mean the demand promissory note made by the Borrower in favor of the Parent or HESI, substantially in the form of Exhibit I, and which is Subordinated Debt.

“L/C Cash Collateral Account” means the l/c cash collateral deposit account, Account No. 30618602, with Citibank, as securities intermediary and depository bank, at its office at One Penns Way, 2nd Floor, New Castle, Delaware 19720, in the name of the Borrower but under the sole control and dominion of the Agent and subject to the terms of this Agreement.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(iii)(A).

“Letter of Credit” has the meaning set forth in Section 2.01(b).

“Letter of Credit Advance” means an Advance made by any Issuing Bank or any Bank pursuant to Section 2.03(c).

“Letter of Credit Commitment” of any Issuing Bank means, at any time, the amount set opposite such Issuing Bank’s name on Schedule I under the heading “Letter of Credit Commitments” or as reflected for such Issuing Bank in the relevant Assignment and Acceptance to which it is a party, as such amount may be terminated, reduced or increased pursuant to Section 2.05, Section 2.19, Section 6.01 or Section 8.08.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt of the Borrower and its Subsidiaries at such date to EBITDA; provided, however, no amounts attributable to Project Finance Subsidiaries shall be included in the calculation of Leverage Ratio.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, a statutory deemed trust and any easement, right of way or other encumbrance on title to real property; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property and the rights of setoff of banks shall not constitute a “Lien” on or in respect of the relevant property.

“Loan Documents” means this Agreement, the Guarantee, the Notes, the Indemnity Agreement and the Subordination Agreement.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Bank under any Loan Document or (c) the ability of each of the Borrower or any Subsidiary Guarantor to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Domestic Subsidiary” means, at any date, any wholly-owned Domestic Subsidiary of the Borrower which is a Material Subsidiary of the Borrower.

“Material Subsidiary” means, as at any date of determination, each first-tier Subsidiary now existing or hereafter acquired or formed by the Borrower generating more than $30,000,000 of revenues for the most recently ended four quarters.

“Maturity Date” means December 16, 2010.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt ratings business.

“MMM” means a joint venture formed under a Partners Agreement dated July 3, 2000, which was later amended and restated on August 22, 2000 and March 29, 2002, as the same may be amended from time to time, including its associated joint ventures.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“NPL” means the National Priorities List under CERCLA.

“Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owing to such Bank.

“Notice” has the meaning specified in Section 8.02(c).

“Notice of Issuance and Application for Letter of Credit” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Bank, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Guaranteed Debt” has the meaning specified in the Subordination Agreement.

“Other Guaranteed L/C Debt” has the meaning specified in the Subordination Agreement.

“Other L/C Guarantees” has the meaning specified in the Subordination Agreement.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Parent” means Halliburton Company, a Delaware corporation.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Performance Letter of Credit” means a letter of credit qualifying as a “performance based standby letter of credit” under 12 C.F.R. Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Permitted Non-Recourse Indebtedness” means Indebtedness and other Obligations of the Borrower or any Subsidiary or Project Finance Subsidiary of the Borrower incurred in connection with the acquisition or construction by the Borrower or such Subsidiary of any property with respect to which:

(a) the holders of such Indebtedness and other Obligations agree that they will look solely to the property so acquired or constructed and securing such Indebtedness and other Obligations, and neither the Borrower nor any such Subsidiary (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness; and

(b) no default with respect to such Indebtedness or Obligations would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the Borrower or such Subsidiary (other than a Project Finance Subsidiary and Subsidiaries thereof) to declare a default on such Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or maturity.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means a Single Employer Plan, a Multiple Employer Plan or a Welfare Plan.

“Platform” has the meaning specified in Section 8.02(b).

“Pre-IPO Repositioning” means an internal repositioning of the corporate structure of the Borrower and direct and indirect Subsidiaries of the Parent and the Borrower that would result in a corporate structure for the Borrower, the Subsidiaries of the Borrower, the interest holders in the Borrower and the Parent as follows: The Borrower will initially continue to be a 100% indirect Subsidiary of the Parent if and until such time as an entity that is a Subsidiary of the Parent and of which the Borrower is a direct or indirect Subsidiary has shares of common equity sold to third parties unrelated to the Parent or the Borrower in an underwritten public offering or otherwise. Prior to any such sale of common equity, the corporate positioning of the Subsidiaries of the Parent directly or indirectly holding interests of the Borrower may be changed. The corporate structure within the Parent group of the Borrower and Subsidiaries of the Borrower may also be repositioned in advance of any sale of such common equity.

“Primary Currency” has the meaning specified in Section 8.11(c).

“Pro Rata Share” of any amount means, with respect to any Bank at any time, such amount times a fraction the numerator of which is the amount of such Bank’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Project Finance Subsidiary” means (a) a Subsidiary of the Borrower and (b) any Person which is not a Subsidiary of the Borrower or any of its Subsidiaries in which the Borrower or any of its Subsidiaries holds a minority interest with respect to which the earnings of such Person are included in the consolidated financial statements of the Borrower and its consolidated subsidiaries, in each case, that is a special-purpose entity created solely to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Person that are not prohibited hereby and/or (ii) own an interest in any such asset or project.

“Project Financing” means Indebtedness and other Obligations that (a) are incurred by a Project Finance Subsidiary, (b) are secured by a Lien of the type permitted under Section 5.02(a)(vii) and (c) constitute Permitted Non-Recourse Indebtedness (other than recourse to the assets of, and Equity Interests in, any Project Finance Subsidiary).

“Project L/C Guarantee” has the meaning specified in the Subordination Agreement.

“Projections” has the meaning specified in Section 4.01(m).

“Property” or “asset” (in each case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Register” has the meaning specified in Section 8.08(c).

“Regulation U” means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Relevant Parties” means the Parent, HESI and the Loan Parties.

“Required Banks” means at any time Banks owed or holding at least a majority in interest of the sum of (i) the aggregate principal amount of the Advances outstanding at such time; (ii) the Available Amount of all Letters of Credit outstanding at such time (calculated by reference to each Bank’s Pro Rata Share) and (iii) the aggregate Unused Revolving Credit Commitments at such time.

“Responsible Officer” means each of the chairman and chief executive officer, the president, the chief financial officer, the treasurer, the secretary or any vice president (whether or not further described by other terms, such as, for example, senior vice president or vice president-operations) of the Borrower or, if any such office is vacant, any Person performing any of the functions of such office.

“Revolving Credit Advance” means an Advance by a Bank to the Borrower pursuant to Section 2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Banks.

“Revolving Credit Commitment” means, with respect to any Bank at any time, the amount set forth opposite such Bank’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Bank has entered into one or more Assignment and Acceptances, set forth for such Bank in the Register maintained by the Agent pursuant to Section 8.08(c) as such Bank’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.19.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Banks’ Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s Ratings Service Group, a division of The McGraw-Hill Companies, Inc. on the date hereof, or any successor to its debt ratings business.

“SEC” means the Securities and Exchange Commission or any successor thereof.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” has the meaning specified in the Subordination Agreement.

“Subordination Agreement” means the subordination and undertaking agreement among the Parent, the Borrower and the Agent, substantially in the form of Exhibit F.

“Subsidiary” of any Person means any corporation (including a business trust), partnership, joint stock company, trust, unincorporated association, joint venture or other entity of which more than 50% of the outstanding capital stock, securities or other ownership interests having ordinary voting power to elect directors of such corporation or, in the case of any other entity, others performing similar functions (irrespective of whether or not at the time capital stock, securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule III hereto and each other Material Domestic Subsidiary of the Borrower that shall be required to execute and deliver a guarantee supplement pursuant to Section 5.01(j) and each other Subsidiary which shall execute and deliver a guarantee supplement in accordance with the procedures set forth for Material Domestic Subsidiaries in Section 5.01(j); provided that (i) within 10 Business Days after the date financial statements are delivered pursuant to Section 5.01(d)(i) or (ii), as the case may be, the Borrower shall cause additional Subsidiaries, if any are required, to each duly execute and deliver to the Agent a guarantee supplement, in form and substance reasonably satisfactory to the Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents such that the aggregate revenues of the Borrower and all Subsidiary Guarantors shall not be less than 95% of the aggregate revenues of the Borrower and the wholly-owned Domestic Subsidiaries of the Borrower for the four-quarter period ending on the date of such financial statements and (ii) within 60 days thereafter, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Agent as to (A) such guarantee supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (B) such other matters as the Agent may reasonably request.

“Surety Guarantees” has the meaning specified in the Subordination Agreement.

“Syndication Agent” means UBS Securities LLC, solely in its capacity as syndication agent under the Agreement.

“Taxes” has the meaning specified in Section 2.13(a).

“Termination Date” means December 16, 2010, or the earlier date of termination in whole of the Commitments pursuant to Section 2.05 or Section 6.01.

“Type” has the meaning specified in the definition of Advance.

“Unrestricted Cash” means cash available to the Borrower and its Subsidiaries to pay any indebtedness or other Obligations of the Borrower and its Subsidiaries without need of third party approval or consent and net of any tax that would be imposed in order to repatriate such cash to the Borrower.

“Unused Revolving Credit Commitment” means, with respect to any Bank at any time, (a) such Bank’s Revolving Credit Commitment at such time minus (b) without duplication, the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Bank and outstanding at such time plus (ii) such Bank’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time.

“Utilization Spread” means, on any date of determination, (a) the aggregate principal amount of all Advances and Available Amount of all Letters of Credit outstanding at such time divided by (b) the Revolving Credit Facility.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02   Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03   Accounting Terms; GAAP.  (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, any entity that is not a Subsidiary but would be required to be consolidated in the financial statements of the Borrower because of FIN 46, (i) shall not be considered a “Subsidiary” for purposes of this Agreement and (ii) shall not be included in any computation of any financial covenant herein.

(b) In this Agreement, references to “pro forma compliance” shall mean pro forma compliance as determined in accordance with GAAP for the immediately preceding four fiscal quarters as of the date of determination and as such methodology is reasonably approved by the Agent.

Section 1.04   Miscellaneous.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

Section 1.05   Ratings.  A rating, whether public or private, by S&P or Moody’s shall be deemed to be in effect on the date of announcement or publication by S&P or Moody’s, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or (in the absence of such announcement or publication) the effective date of, any change in such rating. In the event the standards for any rating by Moody’s or S&P are revised, or such rating is designated differently (such as by changing letter designations to numerical designations), then the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith. Long-term debt supported by a letter of credit, guarantee or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt. If either Moody’s or S&P has at any time more than one rating applicable to senior unsecured long-term debt of any Person, the lowest such rating shall be applicable for purposes hereof. For example, if Moody’s rates some senior unsecured long-term debt of any Person Baa1 and other such debt of such Person Baa2, the senior unsecured long-term debt of such Person shall be deemed to be rated Baa2 by Moody’s.

ARTICLE II
AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

Section 2.01   The Revolving Credit Advances.  (a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed such Bank’s Unused Revolving Credit Commitment at such time; provided that (i) no Revolving Credit Advance shall be required to be made, except as a part of a Revolving Credit Borrowing that is in an aggregate amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in an integral multiple of $1,000,000, (ii) each Revolving Credit Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Banks ratably according to their respective Revolving Credit Commitments and (iii) the aggregate principal amount of all Revolving Credit Advances outstanding at such time shall not exceed the Borrowing Sublimit. Within the limits of each Bank’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01. The Borrower agrees to give a Notice of Revolving Credit Borrowing in accordance with Section 2.02(a) as to each Revolving Credit Advance.

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (collectively, the “Letters of Credit”, and each a “Letter of Credit”) for the account of the Borrower (such issuance, and any funding of a draw thereunder, to be made by the Issuing Banks (including through such branches or Affiliates as such Issuing Bank and the Borrower shall jointly agree) in reliance on the agreements of the other Banks pursuant to Section 2.03) from time to time on any Business Day during the period from the Effective Date until 10 days prior to the Maturity Date in an aggregate Available Amount (i) for all Letters of Credit issued by the Issuing Banks not to exceed at any time the lesser of (A) the aggregate Letter of Credit Commitments at such time and (B) the Letter of Credit Commitment of such Issuing Bank at such time (or such greater amount as such Issuing Bank shall approve) and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Banks at such time. No Letters of Credit shall have expiration dates later than 10 Business Days prior to the Maturity Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(a) and request the issuance of additional Letters of Credit under this Section 2.01(b).

Section 2.02   Making the Revolving Credit Advances.  (a) Each Revolving Credit Borrowing shall be made on notice in the form of Exhibit B-1 (a “Notice of Revolving Credit Borrowing”), given not later than 11:00 A.M. (New York City time) (i) on the date of a proposed Revolving Credit Borrowing comprised of Base Rate Advances and (ii) on the third Business Day prior to the date of a proposed Revolving Credit Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Agent, which shall give to each Bank prompt notice thereof by facsimile. Each Notice of Revolving Credit Borrowing shall be by facsimile, confirmed immediately in writing, in substantially the form of Exhibit B-1, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) if such Revolving Credit Borrowing is to be comprised of Eurodollar Rate Advances, the initial Interest Period for each such Revolving Credit Advance. Each Bank shall, before 2:00 p.m. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Bank’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s aforesaid address.

(b)  Notwithstanding any other provision in this Agreement, at no time shall there be more than ten Revolving Credit Borrowings outstanding; provided that for purposes of the limitation set forth in this sentence, all Revolving Credit Borrowings consisting of Base Rate Advances shall constitute a single Revolving Credit Borrowing.

(c)  Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Revolving Credit Advance to be made by such Bank as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)  Unless the Agent shall have received notice from a Bank prior to the time of any Revolving Credit Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Revolving Credit Advance as part of such Revolving Credit Borrowing for all purposes.

(e)  The failure of any Bank to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Credit Advance to be made by such other Bank on the date of any Revolving Credit Borrowing.

Section 2.03   Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a) Request for Issuance. Each Letter of Credit shall be issued upon notice and application, given not later than 11:00 A.M. (New York City time) on at least the third Business Day (or a later day, if acceptable to the relevant Issuing Bank in its sole discretion, but in no event later than the first Business Day) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank: Each of the Borrower and such Issuing Bank shall give to the Agent prompt notice of such notice of issuance by telex or facsimile. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance and Application for Letter of Credit”) shall be by telephone, confirmed immediately in writing, or telex or facsimile (or by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank), in the form of Exhibit B-2, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the Subsidiary on behalf of which such issuance of such Letter of Credit is requested, if applicable, (E) name and address of the beneficiary of such Letter of Credit, (F) form of such Letter of Credit and (G) the requested currency of such Letter of Credit, if other than Dollars. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance; provided that no Issuing Bank shall be obligated to issue any Letter of Credit in a Foreign Currency, but each Issuing Bank shall be permitted to do so in its sole discretion if requested by the Borrower; provided, further that no Issuing Bank shall be required to issue any Letter of Credit if after giving effect to such issuance the aggregate face amount of all outstanding Letters of Credit issued under this Agreement by such Issuing Bank would exceed its Letter of Credit Commitment, unless such Issuing Bank shall have otherwise agreed. Notwithstanding the foregoing, no Issuing Bank shall issue any Letter of Credit after it has received a notice from the Agent or the Required Banks that a Default or Event of Default has occurred and is continuing, until it receives a subsequent notice from the Agent or the Required Banks that such Default or Event of Default has been cured or waived. Each of the Borrower and each Issuing Bank shall promptly notify the Agent of any issuance of, amendment to, or extension of, any Letter of Credit issued hereunder.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank. The Agent shall promptly deliver such report to the Banks and the Borrower by the means provided for delivery of Communications pursuant to Section 8.02.

(c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the Dollar Equivalent amount of such draft. Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Bank equal to such Bank’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay such Bank’s Pro Rata Share of each Letter of Credit Advance made by such Issuing Bank and not reimbursed by the Borrower forthwith on the date due by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank by deposit to the Agent’s Account, in same day funds, an amount equal to such Bank’s Pro Rata Share of such Letter of Credit Advance. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. Upon any such participation of a Bank of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Bank that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or the Borrower. If and to the extent that any Bank shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Letter of Credit Advance is due until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Bank shall pay to the Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Bank on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Failure to Make Letter of Credit Advances. The failure of any Bank to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Bank of its obligation hereunder to make its Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to make the Letter of Credit Advance to be made by such other Bank on such date.

Section 2.04   Fees.  (a)  Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee through the Termination Date on the amount of such Bank’s Unused Revolving Credit Commitment, (i) from the date of this Agreement in the case of each Bank listed on the signature pages hereof or (ii) from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank, payable quarterly in arrears (within three Business Days after receipt from the Agent of an invoice therefore) for each period ending on the last day of each March, June, September and December hereafter, commencing December 31, 2005, and on the Termination Date, at a rate per annum equal to the Applicable Commitment Fee Rate in effect from time to time (the “Commitment Fee”).

(b)  Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Agent for the account of each Bank a commission, payable in arrears quarterly (within three Business Days after receipt from the Agent of an invoice therefor) for each period ending on the last day of each March, June, September and December, commencing December 31, 2005 and on the Termination Date, on such Bank’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit then outstanding at a rate equal to the Applicable Margin on Eurodollar Rate Advances in effect from time to time; provided, however, that with respect to Performance Letters of Credit and Commercial Letters of Credit such commission shall be equal to 50% of such Applicable Margin from time to time.

(ii)  The Borrower shall pay to each Issuing Bank, for its own account, (A) an issuance fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and Issuing Bank shall agree.

(c)  Other Fees. The Borrower agrees to pay to the Agent, the Co-Lead Arrangers, and the Banks such other fees as may be separately agreed to in writing.

Section 2.05   Reduction of Commitments.  (a) Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the Unused Revolving Credit Commitments; provided that each partial reduction shall be in the minimum aggregate amount of $10,000,000 and in an integral multiple of $5,000,000. Any termination or reduction of any of the Commitments shall be permanent.

(b)  Mandatory. The Borrowing Sublimit shall be automatically and permanently reduced upon any sale, lease, transfer or other disposition of all or substantially all of the G&I Business Unit to a Person other than the Borrower or any Subsidiary of the Borrower to $350,000,000; provided that such reduction shall become effective upon the compliance by the Borrower or such Subsidiary of all terms and conditions specified in Section 5.02(e)(iii).

Section 2.06   Repayment of Advances; Required Cash Collateral.  (a) Revolving Credit Advances. The Borrower shall repay the principal amount of each Revolving Credit Advance owing to each Bank on the Termination Date or on such earlier date as may be applicable pursuant hereto.

(b)  Letter of Credit Advances.

(i)  Each Issuing Bank, shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make a Letter of Credit Advance with respect thereto; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Banks with respect to any such Letter of Credit Advance.

(ii)  The Borrower shall repay to the Agent for the account of each Issuing Bank and each other Bank that has made a Letter of Credit Advance on the earlier of the third Business Day following the date on which such Letter of Credit Advance is made and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(iii)  The Obligations of the Borrower under this Agreement and any other agreement or instrument, in each case relating to any Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A)  any lack of validity or enforceability of any Loan Document, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)  any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)  payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F)  any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(c)  Required Payment and Cash Collateral. (i) Letters of Credit. If on any date the sum of the aggregate Available Amount of all Letters of Credit outstanding on such date plus the aggregate principal amount of Advances outstanding on such date exceeds the aggregate Commitments on such date, the Borrower shall, within three Business Days thereafter, (i) prepay Advances in an aggregate principal amount sufficient to reduce the sum of the Available Amount of all Letters of Credit outstanding on such date plus the aggregate principal amount of Advances outstanding on such date to be less than or equal to the aggregate Commitments on such date or (ii) if no Advances are outstanding at such time, pay to the Agent in same day funds at the Agent’s office, for deposit in the L/C Cash Collateral Account, an amount equal to such excess, which amount shall be released within three Business Days after notice from the Borrower to the Agent that the sum of the aggregate Available Amount of all Letters of Credit plus the aggregate principal amount of Advances outstanding on such date no longer exceeds the aggregate Commitments.

(ii)  Revolving Credit Advances. If on any date the sum of the aggregate principal amount of Revolving Credit Advances outstanding on such date exceeds the Borrowing Sublimit on such date, the Borrower shall, within three Business Days thereafter, prepay Revolving Credit Advances in an aggregate principal amount sufficient to reduce the sum of the Revolving Credit Advances outstanding on such date to be less than or equal to the Borrowing Sublimit on such date.

Section 2.07   Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full; provided that upon the occurrence and during the continuance of an Event of Default any amount of principal of a Base Rate Advance due hereunder shall bear interest, payable on demand, at a rate per annum equal at all times to the sum of the rate otherwise payable thereon plus 2%.

(b)  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Revolving Credit Advance shall be Converted or paid in full; provided that upon the occurrence and during the continuance of an Event of Default any amount of principal of a Eurodollar Rate Advance due hereunder shall bear interest, payable on demand, at a rate per annum equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time plus 2%.

(c)  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay simple interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal of Advances which is covered by Sections 2.07(a) and 2.07(b)) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the sum of the rate of interest in effect from time to time for Base Rate Advances plus 2% per annum.

Section 2.08   Additional Interest on Eurodollar Rate Advances.  The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Bank during such periods as such Advance is a Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period then in effect for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Such additional interest shall be determined by such Bank and notified to the Borrower through the Agent.

Section 2.09   Interest Rate Determination.  (a)  The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.07(b).

(b)  If the Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances:
                                (i)  the Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Rate Advances,

                               (ii)  each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefore, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                              (iii)  the obligation of the Banks to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(c)  If, with respect to any Eurodollar Rate Advances, the Required Banks notify the Agent (A) that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period or (B) that Dollar deposits for the relevant amounts and Interest Period for their respective Advances are not available to them in the London interbank market, the Agent shall forthwith so notify the Borrower and the Banks, whereupon

                               (i)  each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefore, Convert into a Base Rate Advance, and

                                (ii)  the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(d)  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Banks and such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefore, Convert into Base Rate Advances (or if such Advances are then Base Rate Advances, will continue as Base Rate Advances).

(e)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.

(f)  Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefore, Convert into a Base Rate Advance and (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10   Optional Prepayments.  The Borrower shall have no right to prepay any principal amount of any Advance other than as provided in this Section 2.10. The Borrower may, upon notice given to the Agent before 11:00 A.M. (New York City time) on at least the first Business Day prior to the date of prepayment in the case of Base Rate Advances or upon at least three Business Days’ notice to the Agent in the case of Eurodollar Rate Advances, in each case stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, subject to the terms thereof, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in integral multiples of $1,000,000, and after giving effect thereto no Borrowing then outstanding shall have a principal amount of less than $5,000,000; and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b).

Section 2.11   Payments and Computations.  (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent (except that payments under Section 2.08 shall be paid directly to the Bank entitled thereto) at Two Penns Way, Suite 200, New Castle, Delaware 19720, in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Commitment Fees or Letter of Credit Fees ratably (except amounts payable pursuant to Section 2.12 or Section 2.13 and except that any Bank may receive less than its ratable share of interest to the extent Section 8.06 is applicable to it) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. At the time of each payment of any principal of or interest on any Borrowing to the Agent, the Borrower shall notify the Agent of the Borrowing to which such payment shall apply. In the absence of such notice the Agent may specify the Borrowing to which such payment shall apply.

(b)  All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof), of Commitment Fees and of Letter of Credit Fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof, the Base Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or in the case of Section 2.08, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Commitment Fees and Letter of Credit Fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

Section 2.12   Increased Costs and Capital Requirements.  (a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation by any Governmental Authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Advance or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.12, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 15 days after demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand, unless such additional amounts had not been imposed or were not determinable on the date that is 90 days prior to such demand. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

(b)  If following the introduction of or any change in any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) any Bank determines that compliance by such Bank with any such law or regulation or guideline or request regarding capital adequacy affects or would affect the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in Letters of Credit (or similar contingent Obligations), then, within 15 days after demand by such Bank (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such Person in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance of or participation in any Letters of Credit; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand, unless such additional amounts had not been imposed or were not determinable on the date that is 90 days prior to such demand. A certificate setting forth in reasonable detail such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

(c)  Each Bank shall make reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.12 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

Section 2.13   Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income (including branch profits), and franchise taxes imposed on or measured by net income, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its overall net income (including branch profits), and franchise taxes imposed on or measured by net income, by the jurisdiction of such Bank’s Applicable Lending Office or principal executive office or any political subdivision thereof, and all liabilities with respect thereto (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), except as may otherwise be required by law. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased by such amount (an “Additional Amount”) as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Any such payment by the Borrower shall be made in the name of the relevant Bank or the Agent (as the case may be).

(b)  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the Notes (hereinafter referred to as “Other Taxes”).

(c)  The Borrower will indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments under any indemnification provided for in this Section 2.13(c) shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefore describing such Taxes or Other Taxes in reasonable detail.

(d)  If the Agent or a Bank reasonably determines that it has finally and irrevocably received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts, pursuant to this Section 2.13, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent such refund is attributable, as reasonably determined by such Agent or Bank, to such indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or Bank and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Borrower, upon the request of the Agent or Bank, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges, if any, imposed by the relevant taxation authority in respect of such repayment) to the Agent or Bank in the event the Agent or Bank is required to repay such refund to the applicable taxation authority. Nothing contained in this Section 2.13(d) shall interfere with the right of the Agent or any Bank to arrange its tax affairs in whatever manner it determines appropriate nor oblige the Agent or any Bank to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require the Agent or any Bank to do anything that would prejudice its ability to benefit from any other tax relief to which it may be entitled.

(e)  Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof (or other evidence of payment reasonably satisfactory to the Agent). In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes imposed by the jurisdiction from which such payment is made. For purposes of this Section 2.13(e) and Section 2.13(f), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(f)  Each Bank organized under the laws of a jurisdiction outside the United States, (i) on or prior to the date of the Initial Extension of Credit in the case of each such Bank listed on the signature pages hereof, (ii) on the date of the Assignment and Acceptance pursuant to which it becomes a Bank, (iii) on or before the date, if any, it changes its Applicable Lending Office, and (iv) from time to time thereafter if reasonably requested in writing by the Borrower or the Agent or promptly upon the obsolescence or invalidity of any form previously delivered by such Bank (but only so long as such Bank remains lawfully able to do so), shall provide the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI (or, in the case of a Bank that is entitled to claim exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Code, (A) a certificate representing that such Bank is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and (B) Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by such Bank, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes (or, in the case of a Bank providing the certificate described in clause (A), certifying that such Bank is a foreign corporation, partnership, estate or trust). If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate or require a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes for purposes of this Section 2.13 unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement (or the date, if any, a Bank changes its Applicable Lending Office), the Bank assignor (or such Bank) was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes, subject to the provisions of this subsection (f)) United States withholding tax, if any, applicable with respect to the Bank assignee (or such Bank) on such date.

(g)  For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form described in subsection (f) above (other than if such failure is due to a change in law, or in the interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (f) above), such Bank shall not be entitled to indemnification or payment of an Additional Amount under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States to the extent such United States Taxes exceed the United States Taxes that would have been imposed had such form been provided; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(h)  Any Bank claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.13 shall use commercially reasonable efforts (consistent with its generally applicable internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to designate a different Applicable Lending Office following the reasonable request in writing of the Borrower if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue and would not, in the sole determination of such Bank, require the disclosure of information that the Bank reasonably considers confidential, or be otherwise disadvantageous to such Bank.

Section 2.14   Sharing of Payments, Etc.   If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on the Advances owing to it (except amounts payable pursuant to Sections 2.08, 2.12 or 2.13, and except that any Bank may receive less than its ratable share of interest to the extent Section 8.06 is applicable to it) in excess of its ratable share of payments on account of the principal of or interest on the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (i) the amount of the participation purchased from such Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

Section 2.15   Illegality.  Notwithstanding any other provision of this Agreement, if any Bank (“Affected Bank”) shall notify the Borrower and the Agent that the introduction of or any change in any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Bank, or its Eurodollar Lending Office, to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Affected Bank to make, or to Convert Advances into, Eurodollar Rate Advances shall forthwith be suspended (and any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall, as to each Affected Bank, be deemed a request for a Base Rate Advance to be made on the same day as the Eurodollar Rate Advances of the Banks that are not Affected Banks and such Base Rate Advance shall be considered as part of such Borrowing) until the Affected Bank shall notify the Borrower, the Banks and the Agent that the circumstances causing such suspension no longer exist and (ii) forthwith after such notice from an Affected Bank to the Agent and the Borrower, all Eurodollar Rate Advances of such Affected Bank shall be deemed to be Converted to Base Rate Advances (but will otherwise continue to be considered as a part of the respective Borrowings that they were a part of prior to such Conversion); provided, however, that, before making any such demand, such Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Bank or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. In the event any Bank shall notify the Agent of the occurrence of any circumstance contemplated under this Section 2.15, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Bank or the Converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Bank in lieu of such Eurodollar Rate Advances or resulting from the Conversion of such Eurodollar Rate Advances and shall be made at the time that payments on the Eurodollar Rate Advances of the Banks that are not Affected Banks are made. Each Bank that has delivered a notice of illegality pursuant to this Section 2.15 above agrees that it will notify the Borrower as soon as practicable if the conditions giving rise to the illegality cease to exist.

Section 2.16   Conversion of Advances.  The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.02(b), 2.09 and 2.15, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as provided in Section 2.15, and (ii) Advances comprising a Borrowing may not be Converted into Eurodollar Rate Advances if the outstanding principal amount of such Borrowing is less than $10,000,000 or if any Event of Default under Section 6.01(a) shall have occurred and be continuing on the date the related notice of Conversion would otherwise be given pursuant to this Section 2.16. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower. If any Event of Default under Section 6.01(a) shall have occurred and be continuing on the third Business Day prior to the last day of any Interest Period for any Eurodollar Rate Advances, the Borrower agrees to Convert all such Advances into Base Rate Advances on the last day of such Interest Period.

Section 2.17   Replacement or Removal of Bank.  In the event that any Bank shall claim payment of any increased costs pursuant to Section 2.12 or the Borrower is required to pay any Additional Amounts, Taxes or Other Taxes to or on account of any Bank pursuant to Section 2.13, or exercises its rights under Section 2.15, or if any Bank fails to execute and deliver a consent, amendment or waiver to this Agreement requested by the Borrower by the date specified by the Borrower (or gives the Borrower written notice prior to such date of its intention not to do so) the Borrower shall have the right, if no Default or Event of Default then exists, to (a) replace such Bank with an Eligible Assignee in accordance with Section 8.08(a), (b) and (d) (including execution of an appropriate Assignment and Acceptance); provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Agent) to purchase on a date therein specified all of such Bank’s rights hereunder and interest in the Advances owing to such Bank and the Note held by such Bank without recourse at the principal amount of such Note plus interest, Commitment Fees and Letter of Credit Fees accrued thereon to the date of such purchase and (ii) shall execute and deliver to the Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Commitment prior to such replacement), provided, further, that no Bank or other Person shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Bank or (b) remove such Bank without replacing it; provided that the Borrower may not remove a Bank pursuant to this clause (b) if the aggregate Commitments of all Banks so removed would exceed $100,000,000. Upon satisfaction of the requirements set forth in the first sentence of this Section 2.17, acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds by the Eligible Assignee replacing such Bank, execution of such Assignment and Acceptance by such Bank, such Eligible Assignee and the Agent, the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Section 8.04 and all other amounts owed by the Borrower to such Bank (other than Commitment Fees and Letter of Credit Fees accrued for the account of such Bank and the principal of and interest on the Advances of such Bank purchased by such Eligible Assignee) and notice by the Borrower to the Agent that such payment has been made, such Eligible Assignee shall constitute a “Bank” hereunder with a Commitment as so specified and the Bank being so replaced shall no longer constitute a “Bank” hereunder except that the rights under Sections 2.07, 2.12, 2.13 and 8.04 of the Bank being so replaced shall continue with respect to events and occurrences before or concurrently with its ceasing to be a “Bank” hereunder. If, however, (x) a Bank accepts such an offer and such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer or such Eligible Assignee or the Agent fails to execute the relevant Assignment and Acceptance, the Borrower shall continue to be obligated to pay the increased costs to such Bank pursuant to Section 2.12 or the additional amounts pursuant to Section 2.13, as the case may be, or (y) the Bank proposed to be replaced fails to accept such purchase offer or to execute the relevant Assignment and Acceptance, the Borrower shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.

Section 2.18   Evidence of Indebtedness. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank, with a copy to the Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Bank in a principal amount equal to the Revolving Credit Commitment of such Bank. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

Section 2.19   Increase in the Aggregate Revolving Credit Commitments; Increase in Letter of Credit Commitment.  (a)  The Borrower may, at any time and from time to time prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments to be used solely for the issuance of Letters of Credit be increased by an amount of not less than $50,000,000 and in integral multiples of $10,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Maturity Date (the “Increase Date”) as specified in the related notice to the Agent; provided, however, that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,100,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 3.02 shall be satisfied. Any Commitment Increase shall not increase the Borrowing Sublimit.

(b)  The Agent shall promptly notify the Banks of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Banks wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Bank that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Banks notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Banks willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

(c)  Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Banks are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Banks are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Banks as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. The Borrower, at its discretion, may withdraw its request for a Commitment Increase at any time prior to the Increase Date.

(d)  On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Bank party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Bank pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

                               (i)  an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

                               (ii)  confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

(e)  At any time, any Issuing Bank and the Borrower may agree to increase the Letter of Credit Commitment of such Issuing Bank with the consent of the Agent. The Agent shall adjust the Letter of Credit Commitments of the existing Issuing Banks to the extent of the increase in such Issuing Bank’s Letter of Credit Commitment as the affected Issuing Banks and the Agent shall agree in writing.

(f)  Any Bank may become an Issuing Bank by written agreement between such Bank and the Borrower, subject to notice to and the consent of the Agent. The Agent shall notify the Banks of the designation of any additional Issuing Bank hereunder and shall adjust the Letter of Credit Commitments of the existing Issuing Banks to the extent of such new Issuing Bank’s Letter of Credit Commitment as the affected Issuing Banks and the Agent shall agree in writing.

On each Increase Date, upon fulfillment of the conditions set forth in Section 2.19(d), at the time any Issuing Bank and the Borrower agree to increase the Letter of Credit Commitment of such Issuing Bank pursuant to Section 2.19(e) and at the time any Bank becomes an Issuing Bank pursuant to Section 2.19(f), the Agent shall notify the Banks (including, without limitation, each Assuming Lender, if applicable) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date, the Letter of Credit Commitment increase and the effective date thereof or any Bank becoming an Issuing Bank and the effective date thereof, as the case may be, and, in each case, shall record in the Register the relevant information with respect to each Increasing Lender, each Assuming Lender, each Letter of Credit Commitment increase or adjustment, as applicable, and any addition of an Issuing Bank, as applicable, on such date. On the last day of the Interest Period in effect on any Increase Date, the Borrower shall make such Borrowings and prepayments as shall be necessary to cause the outstanding Advances to be ratable with the revised Commitments resulting from any non-ratable increase in the Commitments under this Section 2.19.

ARTICLE III
CONDITIONS OF LENDING

Section 3.01   Conditions Precedent to Effectiveness.  This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks and the following additional conditions precedent shall have been satisfied, except that Section 2.04(a) shall become effective as of the first date on which the Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks:

(a)  The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

(b)  The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

(i)  The Notes to the order of the Banks to the extent requested by any Bank pursuant to Section 2.18.

(ii)  The Guarantee duly executed by each Subsidiary Guarantor.

(iii)  Certified copies of the resolutions of the Governing Body of each Relevant Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to each Loan Document.

(iv)  A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Relevant Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter or other formation document, as the case may be, of such Relevant Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Relevant Party’s charter on file in such Secretary’s office, (2) such Relevant Party has paid all franchise taxes to the date of such certificate and (3) such Relevant Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(v)  A certificate of the Borrower signed on behalf of the Borrower by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the formation document of the Borrower since the date of the Secretary of State’s certificate referred to in Section 3.01(b)(iv), (B) a true and correct copy of the limited liability company agreement of the Borrower as in effect on the date on which the resolutions referred to in Section 3.01(b)(iii) were adopted and on the Effective Date, (C) the due organization and good standing or valid existence of the Borrower as a limited liability company organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of the Borrower, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default or Event of Default.

(vi)  A certificate of each other Relevant Party signed on behalf of such other Relevant Party by its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter or other formation document, as the case may be, of such Relevant Party since the date of the Secretary of State’s certificate referred to in Section 3.01(b)(iv), (B) a true and correct copy of the bylaws, limited liability company agreement or partnership agreement, as the case may be, of such Relevant Party as in effect on the date on which the resolutions referred to in Section 3.01(b)(iii) were adopted and on the Effective Date, and (C) the due organization and good standing or valid existence of such Relevant Party as a corporation, limited liability company or limited partnership organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Relevant Party.

(vii)  A certificate of the Secretary or an Assistant Secretary of each Relevant Party certifying the names and true signatures of the officers of such Relevant Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by the Relevant Parties hereunder.

(viii)  A certificate of the President or Vice President of the Borrower certifying working capital of the Borrower and the Subsidiaries of the Borrower as of November 30, 2005 pursuant to the GWC Contracts.

(ix)  A favorable opinion of James H. Lehmann, Senior Vice President-Legal of the Borrower, in substantially the form of Exhibit C-1 hereto.

(x)  A favorable opinion of Bruce A. Metzinger, Assistant Secretary and Assistant General Counsel of the Parent, in substantially the form of Exhibit C-2 hereto.

(xi)  A favorable opinion of Baker Botts, LLP, counsel for the Borrower, in substantially the form of Exhibit C-3 hereto.

(xii)  A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(xiii)  A certificate of the President or Vice President of the Borrower certifying that not less than $300,000,000 of intercompany payable owed by the Borrower to HESI has been capitalized.

(c)  The Borrower shall have delivered to the Agent (i) evidence satisfactory to the Agent that (A) the maturity date of the Intercompany Note shall be on a date on or after December 31, 2010 and (B) the Parent and the Borrower shall have completed the capitalization of the Intercompany Note of an amount not less than $300,000,000; (ii) the Subordination Agreement duly executed by the Parent, HESI, the Borrower and the Agent and (iii) the Indemnity Agreement duly executed by the Parent and the Agent.

(d)  All accrued fees and reasonable out-of-pocket expenses of the Co-Lead Arrangers (including the reasonable fees and expenses of counsel to the Co-Lead Arrangers for which invoices have been submitted) shall have been paid.

(e)  The Borrower shall have paid all accrued fees and reasonable out-of-pocket expenses of the Agent (including reasonable fees and expenses of counsel for which invoices have been submitted).

Section 3.02   Conditions Precedent to Each Revolving Credit Advance, Each Commitment Increase and Each Issuance, Renewal, Amendment, Increase and Extension of Each Letter of Credit.  The obligation of each Bank to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Bank pursuant to Section 2.03(c)) (including, without limitation, the initial Revolving Credit Advance) and each Issuing Bank to issue, renew, extend or amend Letters of Credit (including the initial Letter of Credit), each Commitment Increase and each amendment of a Letter of Credit that has the effect of increasing the Available Amount of such Letter of Credit or extending the Expiration Date thereof shall be subject to the conditions precedent that on the date of such Advance, such Commitment Increase or such issuance, renewal, extension, amendment or increase of a Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance and Application for Letter of Credit, request for amendment of any Letter of Credit, request for a Commitment Increase, request for increase of a Letter of Credit or extending the Expiration Date thereof and the acceptance by the Borrower of the proceeds of such Advance or such Commitment Increase, such Letter of Credit or of the renewal, amendment, increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Advance, such Commitment Increase or such issuance, renewal, amendment, increase or extension of such Letter of Credit such statements are true):

(i)  the representations and warranties contained in each Loan Document are correct on and as of the date of such Revolving Credit Advance or such Letter of Credit (except (A) those representations and warranties contained in (I) Section 4.01(i) to the extent such matters are subject to, and covered by, (x) the Indemnity Agreement and (y) the Disclosed Litigation, and (II) Section 4.01(f) and (B) those other representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date) before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date;

(ii)  no event has occurred and is continuing, or would result from such Borrowing or such issuance or renewal or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

(iii)  there exists no request or directive issued by any Governmental Authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any Advance or proposed Advance or issuance, renewal, amendment, increase or extension of a Letter of Credit or proposed Letter of Credit) contemplated hereby.

Section 3.03   Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, the Agent, the Co-Lead Arrangers and each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Persons unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Person prior to the date that the Borrower, by notice to the Agent, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Banks and the Borrower of the occurrence of the Effective Date, which notice shall be conclusive and binding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01   Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)  Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all permits, approvals, licenses or other authorizations to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except for any failures to be so organized, existing, qualified to do business or in good standing or to have such power and authority as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of the Borrower and all Subsidiary Guarantors as of the date hereof, showing as of the date hereof (as to such Person) the jurisdiction of its organization, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the Borrower or such Subsidiary Guarantor. All of the outstanding Equity Interests in each Subsidiary Guarantor have been validly issued, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens. As of the date hereof, the copy of the charter of the Borrower and each Subsidiary Guarantor and each amendment thereto provided pursuant to Section 3.01(b)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect

(c)  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated hereby or thereby (including, without limitation, each Revolving Credit Borrowing and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof) and the transactions contemplated thereby (i) are within such Loan Party’s organizational power, (ii) have been duly authorized by all necessary organizational action, and (iii) do not contravene (A) such Loan Party’s certificate of organization or by-laws, (B) any law, rule, regulation, order, writ, injunction or decree, or (C) any contractual restriction under any material agreements binding on or affecting such Loan Party or any Subsidiary of such Loan Party or any other contractual restriction the contravention of which would have a Material Adverse Effect.

(d)  No authorization, approval, consent, license or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by any Loan Party of each Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby (including, without limitation, each Revolving Credit Borrowing and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof) and the transactions contemplated thereby, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) approvals that would be required under agreements that are not material agreements and (iii) as otherwise permitted by the Loan Documents.

(e)  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.

(f)  The combined balance sheet of the Borrower and its combined subsidiaries as at December 31, 2004, and the related combined statement of income and combined statement of cash flows of the Borrower and its combined subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, and the combined balance sheet of the Borrower and its combined subsidiaries as at September 30, 2005, and the related combined statement of income and combined statement of cash flows of the Borrower and its combined subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Bank, fairly present, subject, in the case of said balance sheet as at September 30, 2005, and said statements of income and cash flows for the nine months then ended, to normal year-end adjustments, the combined financial condition of the Borrower and its combined subsidiaries as at such dates and the combined results of operations of the Borrower and its combined subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (which combined statements are substantially similar to statements prepared on a consolidated basis). Since September 30, 2005 through the date hereof there has been no Material Adverse Change (excluding the Disclosed Litigation and matters subject to, or covered by, the Indemnity Agreement, which is addressed in Section 4.01(i) below).

(g)  Except as to matters subject to, or covered by the Indemnity Agreement and except for Disclosed Litigation, each Loan Party and its Subsidiaries is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations and orders, including, without limitation, compliance with ERISA, Environmental Laws and Environmental Permits.

(h)  As of the Effective Date, each Loan Party is, individually and together with its Subsidiaries, Solvent.

(i)  Other than the matters described on Schedule 4.01(i) hereto (the “Disclosed Litigation”) and matters subject to, or covered by, the Indemnity Agreement, there is no litigation, investigation or proceeding pending against or to the Borrower’s knowledge threatened against or affecting, the Borrower, any of its Subsidiaries or any of its or their respective rights or properties before any court or by or before any arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that in any manner draws into question or purports to affect any transaction contemplated hereby or the legality, validity, binding effect or enforceability of the Borrower’s Obligations or the rights and remedies of the Banks relating to this Agreement and the other Loan Documents, and, as of the Effective Date, there has been no material adverse change since December 15, 2005 in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(i) hereto.

(j)  Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance or any Letter of Credit will be used in any manner that is not permitted by Section 5.02(m).

(k)  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(l)  Neither any Loan Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, so long as such statute shall be in effect.

(m)  No statement or information contained in this Agreement or any other document, certificate or statement furnished to the Agent or the Banks by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the Notes (as modified or supplemented by other information furnished) contains as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided, however, that, with respect to any such information, exhibit or report consisting of statements, estimates, pro forma financial information, forward-looking statements and projections regarding the future performance of the Borrower or any of its Subsidiaries (“Projections”), no representation or warranty is made other than that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time.

(n)  Other than as could not reasonably be expected to have a Material Adverse Effect (or those matters constituting Disclosed Litigation), (i) there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and (ii) no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(o)  (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.

(ii)  No Loan Party and no ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.

(iii)  No Loan Party and no ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA to the extent such termination or reorganization has resulted in or is reasonably expected to result in a Material Adverse Effect.

(p)  (i) Except where such event could not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably expected to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)  Except where such event could not reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (D) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)  All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

(q)  (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than (A) as of the Effective Date, the agreement entered into among the Parent and certain of its Subsidiaries on January 1, 2001, as amended and restated June 2, 2002 and further amended on January 1, 2003, and (B) since the Effective Date, (I) tax sharing arrangements permitted pursuant to Section 5.01(i)(vii) and (II) any other tax sharing agreement that does not materially increase the Obligations of the Borrower or any of its Subsidiaries with respect to the allocation of any tax liability among such parties.

(ii)  Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves. For purposes of this Section 4.01(q)(ii), any determination with respect to “material” shall be made as to the Borrower and the Subsidiaries of the Borrower taken as a whole.

(r)  Each Loan Party and each of its Subsidiaries maintains, or the Parent maintains on behalf of such Loan Party or such Subsidiary, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which each Loan Party and such Subsidiary operates.

(s)  Each Loan Party has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets, in each case to the extent reasonably necessary to the conduct of such Loan Party’s business.

(t)  Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

(u)  As of the date of the Pre-IPO Repositioning if such Pre-IPO Repositioning shall have occurred and immediately after giving effect to the transactions contemplated in connection therewith, (i) the assets and liabilities of the Borrower and its Subsidiaries, taken as a whole, shall remain as specified in the combined financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 4.01(f), except (A) as otherwise permitted in accordance with this Agreement (other than Section 5.04) and (B) that a Subsidiary of the Borrower shall cease to be the holder of the note dated December 15, 2003 in a principal amount equal to $1,000,000,000 made by DII Industries, LLC, and (ii) no interim action or activity in respect of the Pre-IPO Repositioning could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01   Affirmative Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower will, unless the Required Banks shall otherwise consent in writing:

(a)  Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including, without limitation, ERISA, Environmental Laws and Environmental Permits) except to the extent that failure to so comply (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

(b)  Preservation of Corporate or Organizational Existence, Etc. (i) Preserve and maintain and cause each of its Subsidiaries to preserve and maintain (unless, in the case of any Subsidiary, the Borrower or such Subsidiary determines that such preservation and maintenance is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole), its corporate or organizational existence, rights (charter and statutory), franchises, permits, licenses, approvals and privileges in the jurisdiction of its organization; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation conveyance, transfer, lease, disposition, spin-off, split-off or similar transaction permitted under Section 5.02(d) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege, franchise or, solely in the case of Subsidiaries, existence, where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) qualify and remain qualified and cause each of its Subsidiaries to qualify and remain qualified, as a foreign organization in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where the failure to so qualify or remain qualified could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

(c)  Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments, charges and like levies levied or imposed upon it or upon its income, profits or Property prior to the date on which penalties attach thereto and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided that neither the Borrower nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim if the failure to do so (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

(d)  Reporting Requirements. Furnish to the Agent:

(i)  not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and the consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to normal year-end adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with (A) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.03, including a reconciliation in reasonable detail of excluding (x) Project Finance Subsidiaries and (y) entities excluded because of the last sentence of Section 1.03(a) with respect to FIN 46, on the computation of compliance with the covenants contained in Section 5.03;

(ii)  not later than 120 days after the end of each fiscal year of the Borrower, copies of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated subsidiaries for such fiscal year, in each case accompanied by an opinion as to such audit report of KPMG LLP or other independent public accountants of recognized standing acceptable to the Required Lenders certified in a manner to which the Agent has not objected, together with a certificate of a Responsible Officer of the Borrower (A) as to compliance with the terms of this Agreement, (B) stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (C) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and reconciling in reasonable detail the effect of excluding (x) Project Finance Subsidiaries and (y) entities excluded because of the last sentence of Section 1.03(a) with respect to FIN 46, on the computation of compliance with the covenants contained in Section 5.03;

(iii)  as soon as possible, and in any event within ten days after any Responsible Officer has obtained knowledge of the occurrence of any Default or Event of Default, written notice thereof setting forth details of such Default or Event of Default and the actions that the Borrower has taken and proposes to take with respect thereto;

(iv)  during such time as the Parent’s senior unsecured long-term debt rating is not at least Baa3 by Moody’s and BBB- by S&P, promptly (and in any event within five Business Days) after any change in, or withdrawal or termination of, the rating of any senior unsecured long-term debt of the Parent by Moody’s or S&P, notice thereof;

(v)  promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its holders of common stock other than to the Parent;

(vi)  Promptly after a Responsible Officer has obtained knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(i), and promptly after a Responsible Officer has obtained knowledge of the occurrence thereof, notice of any adverse change in the status of the Disclosed Litigation from that described on Schedule 4.01(i) hereto which could reasonably be expected to have a Material Adverse Effect.

(vii)  (A) (I) Promptly and in any event within 10 Business Days after any Loan Party knows or has reason to know that any ERISA Event has occurred which is reasonably likely to result in liability to the Loan Party in excess of $25,000,000, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or ERISA Affiliate has taken and proposes to take with respect thereto and (II) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(B) Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (I) the imposition of Withdrawal Liability by any such Multiemployer Plan, (II) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan, if the amount of liability incurred, or that may be incurred, by such Loan Party in connection with any event described in clause (I) or (II) is reasonably likely to be in excess of $25,000,000.

(viii)  such other information as any Bank through the Agent may from time to time reasonably request.

Information required to be delivered pursuant to Section 5.01(d)(i) or Section 5.01(d)(ii) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Borrower’s website on the Internet at http://www.kbr.com or at another website identified in such notice and accessible by the Banks without charge; provided that the Borrower shall deliver paper copies of the information referred to in such Sections to the Agent for distribution to (x) any Bank to which the above referenced websites are for any reason not available if such Bank has so notified the Borrower and (y) any Bank that has notified the Borrower that it desires paper copies of all such information; provided further that the Agent shall notify the Banks as provided in Section 8.02 of any materials delivered pursuant to this Section 5.01(d) (other than clause (v) hereof). Information required to be delivered pursuant to Section 5.01(d)(v) shall be deemed to have been delivered on the date when posted on a website as provided in the preceding sentence.

(e)  Inspections. At any reasonable time and from time to time, in each case upon reasonable notice to the Borrower and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, permit each Bank to visit and inspect the properties of the Borrower or any Material Subsidiary of the Borrower, and to examine and make copies of and abstracts from the records and books of account of the Borrower and its material Subsidiaries and discuss the affairs, finances and accounts of the Borrower and its material Subsidiaries with its and their officers and independent accountants provided, however, that advance notice of any discussion with such independent public accountants shall be given to the Borrower and the Borrower shall have the opportunity to be present at any such discussion.

(f)  Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with GAAP on a consolidated basis.

(g)  Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of the business of the Borrower and its Material Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(h)  Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates; provided that the Loan Parties shall be deemed to be in compliance with the requirements of this Section 5.01(h) to the extent the Parent shall maintain such insurance on behalf of such Loan Parties; provided further that the Loan Parties shall be permitted to self-insure in such amounts and covering such risks as is usual and customary among companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

(i)  Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and, if a comparable arm’s-length transaction is known by the Borrower, no less favorable to the Borrower or such Subsidiary, taken as a whole, than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that the foregoing restriction shall not apply to:

(i)  transactions between or among the Borrower and its subsidiaries;

(ii)  transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(iii)  to the extent permitted by law, customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

(iv)  transactions pursuant to any contract or agreement in effect on the date hereof, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Borrower and its Subsidiaries in any material respect than the contract or agreement as in effect on the date hereof;

(v)  any transaction or series of transactions between the Borrower or any Subsidiary and any of their joint ventures, provided that (a) such transaction or series of transactions is in the ordinary course of business and consistent with past practices of the Borrower, and/or its Subsidiaries and their joint ventures and (b) such Affiliate transaction involves aggregate consideration paid to such Affiliate not in excess of $20,000,000;

(vi)  the Intercompany Note, the Subordination Agreement, the Indemnity Agreement, the Halliburton Cash Management Note and the KBR Cash Management Note;

(vii)  transactions pursuant to which (i) taxes are allocated among the Borrower and its Affiliates in any manner consistent with Section 1552 (or any successor provision) of the Code and Regulation 1.1502-33(d) of the Treasury Regulations, (ii) insurance, information technology, and other general and administrative expenses are allocated among the Borrower and its Affiliates in any manner consistent with Section 482 (or any successor provision) of the Code, and (iii) interest is charged or credited to Affiliates in any reasonable manner not inconsistent with the Code; or

(viii)  transactions permitted by Section 5.02(e)(iv), Section 5.02(f)(vii) and Section 5.02(g).

(j)  Covenant to Guarantee Obligations. Upon the formation or acquisition of any new direct or indirect Material Domestic Subsidiaries by any Loan Party or upon the request of the Agent thereafter, at the Borrower’s expense: (i) within 10 Business Days after such formation or acquisition, cause each such Material Domestic Subsidiary to duly execute and deliver to the Agent a guarantee supplement, in form and substance reasonably satisfactory to the Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents; (ii) within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Agent as to (A) such guarantee supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (B) such other matters as the Agent may reasonably request and (iii) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Material Domestic Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each such newly acquired or newly formed Material Domestic Subsidiary to take, all such other action as the Agent may reasonably deem necessary or desirable in obtaining the full benefits of such guarantees. In addition, the Borrower may cause any other Subsidiary to become a Subsidiary Guarantor by delivering a guarantee supplement to the Guarantee and within 60 days thereafter, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Agent as to (A) such guarantee supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (B) such other matters as the Agent may reasonably request.

Section 5.02   Negative Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Banks:

(a)  Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its Properties whether now owned or hereafter acquired to secure Indebtedness or reimbursement Obligations in respect of letters of credit, acceptances or bank guarantees, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)  Liens on or with respect to any of the properties of the Borrower and any of its Subsidiaries existing on the date hereof and set forth on Schedule 5.02(a)(i);

(ii)  (A) Liens upon or in property acquired (including acquisitions through merger or consolidation) or constructed or improved by the Borrower or any of its Subsidiaries including general tangibles, proceeds and improvements, accessories and upgrades thereto and created contemporaneously with, or within 12 months after, such acquisition or the completion of construction or improvement to secure or provide for the payment of all or a portion of the purchase price of such property or the cost of construction or improvement thereof (including any Indebtedness incurred to finance such acquisition, construction or improvement), as the case may be and (B) Liens on property (including any unimproved portion of partially improved property) of the Borrower or any of its Subsidiaries created within 12 months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction (including any Indebtedness incurred to finance such construction) if, in the opinion of the Borrower, such property or such portion thereof was prior to such construction substantially unimproved for the use intended by the Borrower; provided, however, no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved (including any unimproved portion of a partially improved property) including general intangibles, proceeds and improvements, accessories and upgrades thereto;

(iii)  Liens arising in connection with capitalized leases, provided that no such Lien shall extend to or cover any assets other than the assets subject to such capitalized leases and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the property leased pursuant thereto;

(iv)  Any Lien existing on any property including general intangibles, proceeds and improvements, accessories and upgrades thereto prior to the acquisition (including acquisition through merger or consolidation) thereof by the Borrower or any of its Subsidiaries or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that such a Lien is not created in contemplation or in connection with such acquisition or such Person becoming a Subsidiary and no such Lien shall be extended to cover property other than the asset being acquired including general intangibles proceeds and improvements, accessories and upgrades thereto;

(v)  Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Indebtedness or other Obligation secured by any Lien referred to in clauses (ii), (iii), (iv), (vii), and (ix), provided that (A) the principal amount of the Indebtedness or other Obligation secured thereby is no greater than the outstanding principal amount of such Indebtedness or other Obligation immediately before such extension, renewal, refinancing, refunding or replacement and (B) such Lien shall only extend to such assets as are already subject to a Lien in respect of such Indebtedness or other Obligation;

(vi)  Liens on the Equity Interests of Mid-Valley, Inc. in favor of the trusts organized pursuant to Sections 524(g) and 105(a) of the Bankruptcy Code as provided in the Plan of Reorganization of those entities and other Subsidiaries of the Borrower;

(vii)  Liens (A) arising in connection with the pledge of any Equity Interests in (and assets of) any Project Finance Subsidiary, so long as such Liens secure only Project Financing and (B) securing Permitted Non-Recourse Indebtedness;

(viii)  Liens arising in connection with the pledge of any Equity Interests in any joint venture (that is not a Subsidiary), and liens on the assets of a JV Subsidiary, in each case to secure Joint Venture Debt of such joint venture and/or such JV Subsidiary. “Joint Venture Debt” shall mean Indebtedness and other obligations as to which the lenders will not, pursuant to the terms in the agreements governing such Indebtedness, have any recourse to the stock or assets of the Borrower or any Subsidiary, other than such pledged assets of such JV Subsidiary;

(ix)  Liens securing reimbursement obligations in respect of local jurisdiction overdraft facilities, letters of credit, acceptances or bank guarantees and other Indebtedness, provided that at the time of the creation, incurrence or assumption of any reimbursement obligations in respect of local jurisdiction overdraft facilities, letters of credit, acceptances or bank guarantees or other Indebtedness secured by such Liens and after giving effect thereto, the sum of the principal amount of such reimbursement obligations in respect of such local jurisdiction overdraft facilities, letters of credit, acceptances or bank guarantees and other Indebtedness secured by Liens permitted by this clause (ix) shall not exceed $75,000,000.

                               (b)  Indebtedness. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)  Indebtedness under the Loan Documents;

(ii)  Indebtedness of each Loan Party and its Subsidiaries outstanding on the date hereof specified in Schedule 5.02(b)(ii) (“Existing Debt”) and any refinancings, refundings, renewals, replacements or extensions thereof; provided that the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder;

(iii)  Indebtedness of any Person that becomes a Subsidiary of any Loan Party or is merged or consolidated into a Subsidiary of any Loan Party after the date hereof in accordance with the terms of Section 5.02(d), which Indebtedness is existing at the time such Person becomes a Subsidiary of such Loan Party or at the time of such merger or consolidation, as the case may be (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of such Loan Party);

(iv)  Indebtedness secured by Liens permitted by Section 5.02(a)(ii) in an aggregate principal amount at any time outstanding not to exceed $75,000,000;

(v)  Indebtedness secured by Liens permitted by Section 5.02(a)(iii) and Section 5.02(a)(v);

(vi)  Indebtedness incurred by any Project Finance Subsidiary in respect of any Project Financing or any Permitted Non-Recourse Indebtedness;

(vii)  Indebtedness among Borrower and its Subsidiaries;

(viii)  Indebtedness of the Borrower and its Subsidiaries to Persons other than Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed at any time $250,000,000; provided that not more than $75,000,000 of such Indebtedness may be secured by Liens pursuant to Section 5.02(a)(ix);

(ix)  Indebtedness of the Borrower or any Subsidiary of the Borrower owed to the Parent or HESI in respect of the KBR Cash Management Note or the obligation of the Borrower or such Subsidiary to reimburse the Parent or HESI in respect of payments or cash collateralization made by the Parent or HESI under Other L/C Guarantees, Surety Guarantees, Project L/C Guarantees or Barracuda-Caratinga Losses and acceptances and bank guarantees issued on behalf of Borrower or any Subsidiary of the Borrower to the extent that the obligations of the Borrower or such Subsidiary thereunder constitute Other Guaranteed Debt; provided that (i) such Other Guaranteed Debt shall have a final maturity no earlier than 6 months following the Maturity Date and (ii) such Other Guaranteed Debt and KBR Cash Management Note shall be subordinated in right of payment to the Obligations of the Borrower hereunder pursuant to the terms of the Subordination Agreement.

(c)  Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries as carried on at the date hereof, taken as a whole, except as otherwise permitted pursuant to Section 5.02(e)(iii) and Section 5.02(e)(iv).

(d)  Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that:

(i)   this Section 5.02(d) shall not prohibit any such merger or consolidation if the Borrower is the surviving entity in such merger or consolidation;

(ii)  any Subsidiary of the Borrower may convey, transfer, lease or otherwise dispose of assets to, or merge into or consolidate with, the Borrower (provided the Borrower is the surviving entity) or any other Subsidiary of the Borrower; provided, however, no Subsidiary Guarantor shall be permitted to transfer, lease or otherwise dispose of, all or substantially all of its assets to a foreign Subsidiary of the Borrower;

(iii)  as part of any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with, or convey, transfer, lease or otherwise dispose of assets to, any other Person or permit any other Person to merge into or consolidate with, or convey, transfer, lease or otherwise dispose of assets to it; provided that the Person surviving such merger shall be a Subsidiary of the Borrower; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(iv)  as part of any acquisition permitted under Section 5.02(f), any Affiliate of the Borrower other than a Subsidiary may merge into or consolidate with, or convey, transfer, lease or otherwise dispose of assets to, any other Person or permit any other Person to merge into or consolidate with, or convey, transfer, lease or otherwise dispose of assets to it;

(v)  as part of any sale or other disposition permitted under Section 5.02(e), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided further that in each case, immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(e)  Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire (unless such option or other right is subject to and conditioned upon the approval of the Required Lenders or the termination of this Agreement), any assets, except:

(i)  sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;

(ii)  in a transaction authorized by Section 5.02(d);

(iii)  the sale, transfer or other disposition of all or substantially all of the G&I Business Unit; provided that (A) the cash portion, if any, of the purchase price for such G&I Business Unit paid to the Borrower and its Subsidiaries shall be either the sole consideration paid or shall be in an amount at least equal to the amount required to satisfy all Obligations referred to in (E) below, (B) prior to, and after giving effect to such sale, transfer or other disposition, the Borrower shall be in pro forma compliance with the covenants contained in Section 5.03, (C) no Default or Event of Default shall have occurred and be continuing, (D) the Borrower shall pay the aggregate principal amount of all Advances outstanding at such time in excess of the Borrowing Sublimit pursuant to Section 2.05(b) and (E) to the extent of such outstanding Obligations, the net cash proceeds thereof (net of, without limitation, amounts contributed or to be contributed within one year to any pension plan in the United Kingdom and other amounts the repatriation of which will require the imposition of tax or require the approval or consent of a third party) are used by the Borrower to prepay, redeem, purchase, defease or otherwise satisfy the Obligations of the Borrower in respect of the Intercompany Note;

(iv)  the sale, transfer or other disposition of all or any part of the offshore maintenance operations of the Borrower or any of its Subsidiaries;

(v)  sales, transfers or other dispositions of assets among the Borrower and its Subsidiaries; provided, however, no Subsidiary Guarantor shall be permitted to transfer, lease or otherwise dispose of, all or substantially all of its assets to a foreign Subsidiary of the Borrower;

(vi)  goods, equipment or other property that are, in the reasonable opinion of the Borrower or such Subsidiary, obsolete or unproductive or utilized as trade-in for goods, equipment or other property of at least comparable value;

(vii)  in order to resolve disputes that occur in the ordinary course of business, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(viii)  Borrower and its Subsidiaries may sell or dispose of Equity Interests of any of its Subsidiaries in order to qualify members of the Governing Body of any such Subsidiary if required by applicable law;

(ix)  licenses or sublicenses by Borrower and its Subsidiaries of software, trademarks, patents and other intellectual property and leases of real property interests in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Subsidiaries;

(x)  transfers of condemned property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(xi)  Borrower and its Subsidiaries may sell or otherwise dispose of Cash Equivalents permitted to be made or owned pursuant to Section 5.02(f)(iv);

(xii)  sales, transfers or other dispositions by the Borrower or any of its Subsidiaries of Equity Interests (and assets of) in Project Finance Subsidiaries and joint venture interests held by the Borrower or any of its Subsidiaries;

(xiii)  sales, transfers or other dispositions by the Borrower or any of its Subsidiaries of assets in an aggregate principal amount not to exceed $100,000,000 during any fiscal year of the Borrower (plus any sales, transfers or other dispositions the net cash proceeds of which are reinvested in equipment or other productive assets within one year of such sale, transfer or other disposition); and

(xiv)  the sale by the Borrower and its Subsidiaries of (A) the Nigg, Scotland fabrication yard and (B) the Greens Bayou fabrication yard.

(f)  Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)  Investments existing on the date hereof;

(ii)  Investments by the Borrower and its Subsidiaries in their Subsidiaries (including, if as a result of such Investment (i) a Person becomes a Subsidiary of the Borrower or (ii) a Person is merged, consolidated or amalgamated with or into, or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary); provided that any advances and guarantees by the Borrower and its Subsidiaries in favor of their respective Subsidiaries (other than Subsidiary Guarantors) shall be in the ordinary course of business consistent with past practices;

(iii)  advances under the Halliburton Cash Management Note provided that (A) such transfers are consistent with past practices, (B) Parent’s senior unsecured long term debt is rated at least BBB- by S&P and Baa3 by Moody’s at the time of each such transfer, and (C) no Default or Event of Default shall have occurred and be continuing;

(iv)  any Investment in Cash Equivalents;

(v)  any acquisition of assets solely in exchange for, or with the net cash proceeds of, an issuance of Equity Interests of the Borrower;

(vi)  any Investment made with the proceeds of a capital contribution from the Parent or its Subsidiaries (other than the Borrower and its Subsidiaries);

(vii)  Investments by the Borrower and its Subsidiaries in all or any part of the Equity Interests in MMM held by the Parent and its Subsidiaries.

(viii)  other Investments in (A) Allenby-Connaught not to exceed an aggregate amount of $105,000,000, (B) Egypt Basic Industries Company (EBIC) not to exceed an aggregate amount of $22,500,000, and (C) in other joint ventures and other minority interests in an aggregate amount not to exceed $75,000,000 plus the net cash proceeds of sales permitted by Section 5.02(e)(xii) and of sales of Investments made pursuant to this Section 5.02(f)(viii) and sales of other minority interests and dividends and distributions received from Project Finance Subsidiaries and other minority interests and from Investments made pursuant to this Section 5.02(f)(viii), in each case, at the time such Investment is made;

(ix)  Investments in any joint venture made during any fiscal year of the Borrower or within 45 days after the end of such fiscal year in amounts that, together with all other Investments made in such joint venture in respect of such fiscal year in reliance on this Section 5.02(f)(ix) during such fiscal year or within 45 days after the end of such fiscal year, do not exceed the amount of dividends or distributions previously paid in respect of such fiscal year to the Borrower or any Subsidiary by such joint venture;

(x)  Borrower and its Subsidiaries may make Investments with the net cash proceeds from sales of Equity Interests in the Borrower; and

(xi)  Investments of amounts referred to in Section 5.02(g)(viii) to the extent such funds are available for distribution on account of the equity interests of the Borrower.

(g)  Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, Obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)  Borrower and any Subsidiary may make dividends and distributions payable in Equity Interests;

(ii)  any Subsidiary may make dividends and distributions payable to the Borrower or any Subsidiary;

(iii)  any Subsidiary may make dividends and distributions payable to the holders of a class of Equity Interests of such Subsidiary on a pro rata basis or a basis that is more favorable to the Borrower;

(iv)  any Subsidiary may issue Equity Interests to the Borrower or any other Subsidiary;

(v)  Borrower may issue Equity Interests to the extent not constituting an Event of Default under Section 6.01(i);

(vi)  Equity Interests of any Subsidiary may be issued or sold to the extent permitted by Section 5.02(d) or 5.02(e);

(vii)  Borrower or any Subsidiary may take such action to the extent constituting an Investment permitted by Section 5.02(f);

(viii)  From and after payment, prepayment, redemption, purchase, defeasance or other satisfaction of the Obligations of the Borrower in respect of the Intercompany Note in full as provided in Section 5.02(j), the Borrower may distribute or return any capital in an amount equal to (A) proceeds from the disposition of the G&I Business Unit, to the extent remaining after application to the Intercompany Note pursuant to Section 5.02(e)(iii), (B) proceeds from the disposition of the offshore maintenance operations and (C) the Government Working Capital Reduction to the extent remaining after application to the Intercompany Note pursuant to Section 5.02(j); provided in the case of each of clause (A), (B) and (C) above that no amount of any Advance shall be outstanding at the time of such payment; and

(ix)  Borrower may make dividends and distributions payable with the net cash proceeds from sales of Equity Interests in the Borrower.

(h)  Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.

(i)  Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) fiscal year.

(j)  Prepayments of Intercompany Note. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, the Intercompany Note, except (i) any payment of scheduled interest on such Intercompany Note, (ii) any such prepayment, redemption, purchase, defeasance or other satisfaction of the Obligations of the Borrower in respect of the Intercompany Note with the net cash proceeds of any sales made pursuant to Section 5.02(e)(iii) or Section 5.02(e)(iv), or from Government Working Capital Reduction and (iii) any payment, redemption, purchase, defeasance or other satisfaction of the Obligations of the Borrower in respect of the Intercompany Note with the net cash proceeds from the sale of Equity Interests of the Borrower or a holding company of the Borrower; provided that prior, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the Borrower shall be in pro forma compliance with the covenants contained in Section 5.03.

(k)  Payments of Other Guaranteed Debt, Barracuda-Caratinga Guaranteed Debt, KBR Cash Management Note, Etc. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, the Other Guaranteed Debt, except any payment of scheduled interest on such Other Guaranteed Debt; provided that prior, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the Borrower shall be in pro forma compliance with the covenants contained in Section 5.03, and (ii) pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner, or make any payment in violation of any terms of the Subordination Agreement in respect of, the Barracuda-Caratinga Guaranteed Debt; provided that after the payment, prepayment, redemption, purchase, defeasance or other satisfaction of the Obligations of the Borrower in respect of the Intercompany Note in full as provided in Section 5.02(j), the Borrower or any of its Subsidiaries may use any proceeds remaining from the disposition of the G&I Business Unit, the offshore maintenance operations or the Government Working Capital Reduction, as the case may be, to pay, prepay, redeem, purchase, defease or otherwise in any manner any Other Guaranteed Debt or Barracuda-Caratinga Guaranteed Debt to the extent of such proceeds; provided, further, that the Borrower may pay, prepay, redeem, purchase, defease or otherwise satisfy the Other Guaranteed Debt, the Barracuda-Caratinga Debt and the Indebtedness arising under the KBR Cash Management Note with the net cash proceeds from the sale of Equity Interests of the Borrower or a holding company of the Borrower.

(l)  Amendments to Intercompany Note. Amend, modify or change in any manner any term or condition of the Intercompany Note, agree in any manner to any other amendment, modification or change of any term or condition of the Intercompany Note or take any other action in connection with the Intercompany Note that would impair the interest or rights of the Agent or any Bank, or permit any of its Subsidiaries to do any of the foregoing.

(m)  Use of Proceeds. Use the proceeds of any Advance or any Letter of Credit for any purpose other than for working capital and general corporate purposes of the Borrower and its Subsidiaries or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, (ii) to purchase or carry any margin stock (as defined in Regulation U), (iii) to extend credit to others for the purpose of purchasing or carrying any margin stock (as defined in Regulation U), (iv) to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, the Intercompany Note, other than as permitted pursuant to Section 5.02(e)(iii), (v) to pay any dividends, return any capital, or make any distribution of assets, Equity Interests, Obligations or securities to the Parent, except as expressly provided in the Loan Documents, (vi) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, if such acquisition would give the Borrower a controlling interest in the Person that has issued such security, unless the Governing Body of such Person or of the parent of such Person shall have approved such acquisition or (vii) to pay, prepay, redeem, purchase, defease or otherwise satisfy any other Indebtedness (excluding any Indebtedness arising in respect of Letters of Credit issued hereunder to guarantee any other letter of credit, bank guarantee or similar instrument but including, without limitation, the KBR Cash Management Note).

Section 5.03   Financial Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower will:

(a)  Consolidated Debt to Total Consolidated Capitalization Ratio. Maintain at all times a maximum Consolidated Debt to Total Consolidated Capitalization Ratio of (i) from the date hereof until June 30, 2007, 0.55 to 1.00 and (ii) thereafter, 0.50 to 1.00.

(b)  Leverage Ratio. Maintain, as of the end of each quarter for the four quarters then ended, a Leverage Ratio of not more than 3.50 to 1.00.

(c)  Fixed Charge Coverage Ratio. Maintain, as of the end of each quarter for the four quarters then ended, a Fixed Charge Coverage Ratio of not less than 3.00 to 1.00.

Section 5.04   Pre-IPO Repositioning Exclusion.  Notwithstanding any other provisions of this Agreement, the Parent and its Subsidiaries may complete the Pre-IPO Repositioning.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01   Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  (i) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Advance or any fees hereunder or other amount payable hereunder, or any Relevant Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii), within five Business Days of when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or

(b)  Any representation, warranty or certification made by any Relevant Party (or any of its Responsible Officers) herein pursuant to or in connection with any Loan Document or in any certificate or document furnished to any Bank pursuant to or in connection with any Loan Document, or any representation or warranty deemed to have been made by any Relevant Party pursuant to Section 3.02, shall prove to have been incorrect or misleading in any material respect when made or so deemed to have been made; or

(c)  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), (e), (i) or (j), 5.02 or 5.03 of this Agreement; or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than any term, covenant or agreement covered by Section 6.01(a)) and, in each case under this clause (ii), such failure shall remain unremedied for 30 days after notice thereof shall have been given to such Loan Party by the Agent or by any Bank; or

(d)  Any Loan Party or any of its Material Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness (other than Project Financing or Permitted Non-Recourse Debt) of such Loan Party or such Material Subsidiary (as the case may be) that is outstanding in a principal amount of at least $100,000,000 either individually or in the aggregate for all such Loan Parties and Material Subsidiaries (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall become due prior to its stated maturity (other than by a regularly-scheduled required payment and mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds); provided that for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guarantee described in the definition herein of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guarantee (taking into account any applicable grace period) and such payment shall not be deemed to have been accelerated or have become due as a result of the obligation guaranteed having become due; or

(e)  Any Relevant Party or any Material Subsidiary of any Relevant Party shall be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Relevant Party or any such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or such Relevant Party or any such Material Subsidiary shall take any corporate or organizational action to authorize any of the actions set forth above in this subsection (e) (provided that for purposes of this clause (e), “Relevant Party” shall only include the Parent and HESI to the extent each is party to a Loan Document); or

(f)  Any final, non-appealable judgment or order by a court of competent jurisdiction for the payment of money in excess of $100,000,000 over and above the amount of insurance coverage available from a financially sound insurer that has acknowledged coverage shall be rendered against any Loan Party or any Material Subsidiary of any Loan Party and not discharged within 30 days after such order or judgment becomes final; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Loan Party or any Material Subsidiary of any Loan Party and such judgment, writ, warrant of attachment or execution or similar process shall not be released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

(g)  Any non monetary judgment or order by a court or Governmental Authority of competent jurisdiction shall be rendered against any Loan Party or any Subsidiary of any Loan Party that could reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)  Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Relevant Party party to it, or any such Relevant Party shall so state in writing; or

(i)  The Parent shall at any time for any reason cease to be the direct or indirect record and beneficial owner of no less than fifty-one percent (51%) of the Equity Interests in the Borrower; or

(j)  Any Loan Party shall incur, or, in the reasonable opinion of the Required Banks, shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same (and all of the Commitments) shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of any actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the Commitment of each Bank and the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, and (B) the Advances, all interest thereon and all other amounts payable under this Agreement shall automatically and immediately become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02   Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request of the Required Banks, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the Banks in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or the Banks, as applicable, to the extent permitted by applicable law.

ARTICLE VII
THE AGENT

Section 7.01   Authorization and Action.  Each Bank hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or of any other Loan Document, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to any Loan Document or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02   Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any of the Loan Documents or any other instrument or document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of Loan Documents or any other instrument or document on the part of the Borrower, any Subsidiary Guarantor or any Subsidiary of the Loan Parties or to inspect the Property (including the books and records) of the Borrower, any Subsidiary Guarantor or any Subsidiary of the Loan Parties; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document; and (v) shall incur no liability under or in respect of any of Loan Documents or any other instrument or document by acting upon any notice (including telephonic notice), consent, certificate or other instrument or writing (which may be by facsimile, telegram or telex) believed by it to be genuine and signed, given or sent by the proper party or parties.

Section 7.03   The Agent and its Affiliates.  With respect to its Commitment, the Advances owed to it and the Notes issued to it, each Bank which is also the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include any Bank serving as the Agent in its individual capacity. Any Bank serving as the Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Subsidiary Guarantor, any Affiliate of the Loan Parties and any Person who may do business with or own securities of the Borrower, any Subsidiary Guarantor or any Affiliate of the Borrower, all as if such Bank were not the Agent and without any duty to account therefore to the Banks.

Section 7.04   Bank Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements delivered pursuant to Section 5.01(d) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document.

Section 7.05   Indemnification.  The Banks agree to indemnify the Agent (to the extent not promptly reimbursed by the Borrower), ratably according to either (a) the respective amounts of the Banks’ Revolving Credit Commitments, or (b) if no Revolving Credit Commitments are at the time outstanding, the respective amounts of the Revolving Credit Commitments immediately prior to the time the Revolving Credit Commitments ceased to be outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith, or any action taken or omitted by the Agent under any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith (“Indemnified Costs”); provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for such Bank’s ratable share of any costs and expenses (including, without limitation, counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any other Agent, any Bank or a third party.

Section 7.06   Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent which, if such successor Agent is not a Bank, is approved by the Borrower (which approval will not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Banks (and, if not a Bank, approved by the Borrower), and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.07   Co-Lead Arrangers, Co-Administrative Agents, Syndication Agent, Co-Documentation Agents.  The Co-Lead Arrangers, Co-Administrative Agents, Syndication Agent and Co-Documentation Agents shall have no duties, obligations or liabilities hereunder or in connection herewith.

ARTICLE VIII
MISCELLANEOUS

Section 8.01   Amendments, Etc.  No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Relevant Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (a) waive any of the conditions specified in Section 3.01 of this Agreement without the written consent of each Bank, (b) increase the Commitment of any Bank or subject any Bank to any additional obligations without the written consent of such Bank, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, without the written consent of each Bank affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder without the written consent of each Bank affected thereby, (e) amend the definition of “Required Banks” without the written consent of each Bank; (f) amend Section 2.14 of this Agreement or this Section 8.01 of this Agreement without the written consent of each Bank, or (g) except as provided in the next sentence, release any Subsidiary Guarantor from its guarantee under the Guarantee without the written consent of each Bank; and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any of the Notes and (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Banks required above to take such action, affect the rights or obligations of the Issuing Banks under this Agreement.

Notwithstanding the foregoing, any guarantee of a Subsidiary Guarantor under the Guarantee shall be terminated from time to time as necessary to effect the sale, merger or consolidation of any Subsidiary Guarantor permitted by this Agreement and the Agent shall execute and deliver all release and termination documents reasonably requested in connection therewith.

Section 8.02   Notices, Etc.  (a) All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, telecopied, or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), (i) if to the Borrower, at its address at 4100 Clinton Drive, Post Office Box 3, Houston, TX 77001-0003 Attention: Vice President and Treasurer, Facsimile: (713) 753-2517; (ii) if to any Bank listed on the signature pages hereof, at its Domestic Lending Office specified opposite its name on Schedule II hereto; (iii) if to any other Banks, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it becomes a Bank; (iv) if to the Agent, at the addresses set forth below:

Two Penns Way, Suite 200
New Castle, Delaware 19720
Facsimile No.: (302) 894-6120
Attention: Bank Loan Syndications Department

with a copy to:

333 Clay, Suite 3700
Houston, Texas 77002
Facsimile No.: (713) 654-2849
Attention: Amy Pincu, Director

(but references herein to the address of the Agent for purposes of payments or making available funds or for purposes of Section 8.08(c) shall not include the address to which copies are to be sent); or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(d)(i), (ii) or (iii), unless delivered by posting to a website as provided in Section 5.01(d), shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. Each such notice or communication shall be effective (i) if mailed, upon receipt, (ii) if delivered by hand, upon delivery with written receipt, and (iii) if telecopied, when receipt is confirmed by telephone, except that any notice or communication to the Agent pursuant to this Agreement shall not be effective until actually received by the Agent.

(b)  The Borrower hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefore, (iii) provides notice of any default or event of default under the Credit Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder or (v) is delivered by posting to a website as provided in Section 5.01(d) (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in the Loan Documents but only to the extent requested by the Agent. The Borrower further agrees that the Agent may make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents.

(c)  Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or facsimile. Each Bank agrees (i) to notify the Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice may be sent to such e-mail address.

(d)  Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.03   No Waiver; Remedies.  No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04   Expenses and Taxes; Compensation.  (a)  The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of the Co-Lead Arrangers and the Agent and each of their respective affiliates in connection with the preparation, execution, delivery and administration of the Loan Documents and the other documents and instruments delivered hereunder or in connection with any amendments, modifications, consents or waivers in connection with the Loan Documents, (ii) all reasonable fees and expenses of counsel for the Co-Lead Arrangers and the Agent, during the existence of any Event of Default, any Bank with respect to advising the Agent or, during the existence of any Event of Default, any Bank as to its rights and responsibilities under the Loan Documents and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of the Co-Lead Arrangers, the Agent and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents (including the enforcement of rights under this Section 8.04(a)) and the other documents and instruments delivered hereunder and rights and remedies hereunder and thereunder.

(b)  If any payment or purchase of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.09, Section 2.10, Section 2.15, Section 2.16 or Section 2.17, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, within 15 days after demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. A certificate as to the amount of such additional losses, costs or expenses, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

(c)  The Borrower agrees to indemnify and hold harmless the Agent, the Banks, the Co-Lead Arrangers and their respective directors, officers, employees, affiliates, advisors, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties in connection with or arising out of (i) any Loan Document or any other document or instrument delivered in connection herewith or the actual or proposed use of the proceeds of any Advance or Letter of Credit or any of the transactions contemplated hereby or thereby, (ii) the existence of any condition on any property of the Borrower, any Subsidiary Guarantor or any of their Subsidiaries that constitutes a violation of any environmental protection law or any other law, rule, regulation or order, or (iii) any investigation, litigation, or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Loan Document, including, without limitation, any transaction in which any proceeds of any Advance or Letter of Credit are applied, including, without limitation, in each of the foregoing cases, any such claim, damage, loss, liability or expense resulting from the negligence of any Indemnified Party, but excluding any such claim, damage, loss, liability or expense sought to be recovered by any Indemnified Party to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(d)  Except as set forth in the next succeeding sentence, each of the Banks and the Agent and each of their respective directors, officers, employees, affiliates, advisors and agents shall not be liable to the Borrower for, and the Borrower agrees not to assert any claim for, amounts constituting special, indirect, consequential, punitive, treble or exemplary damages arising out of or in connection with any breach by such Bank or the Agent of any of its obligations hereunder. If the Borrower becomes liable to a third party for amounts constituting punitive, treble or exemplary damages as a result of a breach of an obligation hereunder by a Bank or the Agent, as the case may be, the Borrower shall be entitled to claim and recover (and does not waive its rights to claim and recover) such amounts from such Bank or the Agent, as the case may be, to the extent such Bank or the Agent, as the case may be, would be liable to the Borrower for such amounts but for the limitation set forth in the preceding sentence.

(e)  Without prejudice to the survival of any other agreement of the Borrower hereunder, all obligations of the Borrower under Section 2.12, Section 2.13 and this Section 8.04 shall survive the termination of the Commitments and this Agreement and the payment in full of all amounts hereunder and under the Notes.

Section 8.05   Right of Set-Off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making by the Required Banks of the request or the granting by the Required Banks of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or by any branch, agency, subsidiary or other Affiliate of such Bank, wherever located) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note held by such Bank, whether or not such Bank shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

Section 8.06   Limitation and Adjustment of Interest.  (a)  Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law. Accordingly, if the transactions with any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Note payable to such Bank, this Agreement or any other document or instrument, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under any Note payable to such Bank, this Agreement or any other document or instrument shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower, and (ii) in the event that the maturity of any Note payable to such Bank is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower. In determining whether or not the interest contracted for, taken, reserved, charged or received by any Bank exceeds the maximum non-usurious rate permitted by applicable law, such determination shall be made, to the extent that doing so does not result in a violation of applicable law, by amortizing, prorating, allocating and spreading, in equal parts during the period of the full stated term of the loans hereunder, all interest at any time contracted for, taken, charged, received or reserved by such Bank in connection with such loans.

(b)  In the event that at any time the interest rate applicable to any Advance made by any Bank would exceed the maximum non-usurious rate allowed by applicable law, the rate of interest to accrue on the Advances by such Bank shall be limited to the maximum non-usurious rate allowed by applicable law, but shall accrue, to the extent permitted by law, on the principal amount of the Advances made by such Bank from time to time outstanding, if any, at the maximum non-usurious rate allowed by applicable law until the total amount of interest accrued on the Advances made by such Bank equals the amount of interest which would have accrued if the interest rates applicable to the Advances pursuant to Article II had at all times been in effect. In the event that upon the final payment of the Advances made by any Bank and termination of the Commitment of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by law, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued on such Advances if the maximum non-usurious rate allowed by applicable law had at all times been in effect or (ii) the amount of interest which would have accrued on such Advances if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect over (b) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.

Section 8.07   Binding Effect.  This Agreement shall become effective as provided in Section 3.01 hereof and thereafter shall be binding upon and inure to the benefit of the Borrower and the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or under any other Loan Document or any interest herein or therein without the prior written consent of all of the Banks.

Section 8.08   Assignments and Participations.  (a)  Each Bank may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment of all of a Bank’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(b)  By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(d) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c)  The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and the principal amount of the Revolving Credit Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with the Notes, if any, subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes, if any, a new Note (if requested by the assignee) payable to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note payable to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder (such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A).

(e)  Each Bank may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (v) the terms of any such participation shall not restrict such Bank’s ability to make any amendment or waiver of this Agreement or any Note or such Bank’s ability to consent to any departure by the Borrower therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)  Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,000.

(g)  Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Bank by or on behalf of the Borrower or any of its Subsidiaries; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with Section 8.14.

(h)  Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board.

Section 8.09   No Liability of Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 8.10   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11   Judgment   (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Foreign Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)  The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Bank or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Bank or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Bank or the Agent (as the case may be) in the applicable Primary Currency, such Bank or the Agent (as the case may be) agrees to remit to the Borrower such excess.

Section 8.12   Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the intent of the parties set forth above, (i) Chapter 346 of the Texas Finance Code (formerly known as Chapter 15, Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925), as amended (relating to revolving loans and revolving triparty accounts), shall not apply to this Agreement, the Notes or the transactions contemplated hereby, and (ii) to the extent that any Bank may be subject to Texas law limiting the amount of interest payable for its account, such Bank shall utilize the indicated (weekly) rate ceiling from time to time in effect as provided in Chapter 303 of the Texas Finance Code (formerly known as Article 5069-1.04 of the Revised Civil Statutes of Texas), as amended.

Section 8.13   Jurisdiction; Damages.  To the fullest extent it may effectively do so under applicable law, (i) each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of any New York state court or federal court sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Agreement, any of the Notes, or any other instrument or document furnished pursuant hereto or in connection herewith or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (ii) each of the parties hereto hereby irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of such action or proceeding and any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; (iii) the Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at its address specified in Section 8.02; and (iv) each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the rights of any Bank or the Agent to serve legal process in any other manner permitted by law or affect the right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement, any of the Notes or any other instrument or document furnished pursuant hereto or in connection herewith in the courts of any other jurisdiction. Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any exemplary or punitive damages. The Borrower hereby further irrevocably waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any special or consequential damages.

Section 8.14   Confidentiality.  Each Bank agrees that it will use reasonable efforts, to the extent not inconsistent with practical business requirements, not to disclose without the prior consent of the Borrower (other than to employees, auditors, accountants, counsel or other professional advisors of the Agent or any Bank) any information with respect to the Borrower, each Guarantor or their respective Subsidiaries which is furnished pursuant to this Agreement, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or Federal regulatory body having or claiming to have jurisdiction over any Bank or its Affiliates or submitted to or required by the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, and including any self-regulatory body having or claiming authority to regulate or oversee any aspect of any Bank’s or its Affiliates’ businesses, (c) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to any Bank, (e) to any assignee, participant, prospective assignee, or prospective participant that has agreed to comply with this Section 8.14, (f) in connection with the exercise of any remedy by any Bank pertaining to this Agreement, any of the Notes or any other document or instrument delivered in connection herewith, (g) in connection with any litigation involving any Bank pertaining to any Loan Document or any other document or instrument delivered in connection herewith, (h) to any Bank or the Agent, or (i) to any Affiliate of any Bank.

Section 8.15   Patriot Act Notice.  Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable in light of applicable restrictions or limitations under contract or law, regulation or governmental guidelines, such information and take such actions as are reasonably requested by the Agent or any Banks in order to assist the Agent and the Banks in maintaining compliance with the Patriot Act.

Section 8.16   Waiver of Jury Trial.  Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any and all right to trial by jury in any action or proceeding arising out of or relating to this Agreement, any of the Notes, any other Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

KBR HOLDINGS, LLC

By: /s/ Cedric W. Burgher
Name: Cedric W. Burger
Title: Vice President and Chief Financial Officer

Taxpayer Identification of Borrower: 32-0158407

Address of Principal Place of Business of Borrower:
4100 Clinton Dr.
Houston, Texas 77020

* Bank signature pages omitted.